UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com
December 13, 2018
Dear Fellow Shareholders:
You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 22, 2019 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.
The accompanying notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.
Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting.
Thank you for your continued support of BD.

Sincerely,

Vincent A. Forlenza Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
December 13, 2018
The 2019 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 22, 2019
TIME:	1:00 p.m. EST
LOCATION:	Four Seasons Hotel New York 57 East 57th Street New York, New York
PURPOSE:	To consider and act upon the following proposals:
1. The election as directors of the twelve nominees named in the attached proxy statement for a one-year term;
2. The ratification of the selection of the independent registered public accounting firm;
3. An advisory vote to approve named executive officer compensation;
4. An amendment to BD’s Restated Certificate of Incorporation; and
5. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be held on January 22, 2019. BD’s proxy statement and 2018 Annual Report of Shareholders, which includes BD’s consolidated financial statements, are available at www.edocumentview.com/BDX.
The record date for determining shareholders entitled to notice of, and to vote at, the 2019 Annual Meeting of Shareholders (or any adjournments or postponements thereof) was the close of business on December 7, 2018.

By order of the Board of Directors,

Gary DeFazio Senior Vice President and Corporate Secretary

YOU CAN VOTE BY PROXY OR SUBMIT VOTING INSTRUCTIONS IN
ONE OF THREE WAYS:
1.    VIA THE INTERNET:
Visit the website noted on your proxy/voting instruction card.
2.     BY TELEPHONE:
Use the telephone number noted on your proxy/voting instruction card.
3.     BY MAIL:
Promptly return your signed and dated proxy/voting instruction card in the envelope provided.

PROXY STATEMENT
_____________________________
2019 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 22, 2019
 _____________________________
BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
  _____________________________

GENERAL INFORMATION

Proxy solicitation
These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 13, 2018 in connection with the solicitation of proxies by the BD Board of Directors (the “Board”) for BD’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) to be held at 1:00 p.m. EST on Tuesday, January 22, 2019 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.
BD’s directors and its officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,500 plus expenses. The cost of soliciting proxies will be borne by BD.
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be held on January 22, 2019. This proxy statement and BD’s 2018 Annual Report to Shareholders are also available at www.edocumentview.com/BDX.
Shareholders entitled to vote; Attendance at the 2019 Annual Meeting
The record date for determining shareholders entitled to notice of, and to vote at, the 2019 Annual Meeting (or any adjournments or postponements thereof) was the close of business on December 7, 2018. As of such date, there were 269,452,174 shares of BD common stock outstanding, each entitled to one vote.
If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. BD may request appropriate identification for any person seeking to attend the meeting as a condition of admission.
Quorum; Required vote
The holders of a majority of the shares entitled to vote at the 2019 Annual Meeting must be present in person or represented by proxy to constitute a quorum. Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director receives a greater number of votes “against” the director’s election than votes “for” such election, the director must offer to submit his or her resignation, and the Board will decide whether to accept the offer to resign in accordance with the process described on page 17 of this proxy statement. Approval of each of Proposal 2 (ratification of independent registered public accounting firm) and Proposal 3 (advisory vote to approve named executive compensation) requires the affirmative vote of a majority of the votes cast at the meeting. Approval of Proposal 4 (amendment to Restated Certificate of Incorporation) requires the affirmative vote of two-thirds of the votes cast at the meeting.
Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for any of the proposals.

How to vote
Shareholders of record may cast their votes at the meeting. In addition, shareholders of record may cast their votes by proxy, and participants in the BD plans described below may submit their voting instructions, by:

•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

•	using the telephone number listed on the proxy card; or

•	signing, completing and returning the proxy card in the postage-paid envelope provided.
Votes and voting instructions provided through the Internet and by telephone are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in BD’s Global Share Investment Program (the “GSIP”) must be received by 12:00 p.m. EST on January 16, 2019, and voting instructions submitted by participants in all other BD plans must be received by 12:00 p.m. EST on January 18, 2019. All proxies submitted by record holders through the Internet or by telephone must be received by 11:00 a.m. EST on January 22, 2019.
If you are the beneficial owner of shares held in “street name”, you have the right to direct your bank, broker or other nominee on how to vote your shares by following the instructions provided to you by your nominee. In the alternative, you may vote in person at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting.
Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board set forth in this proxy statement. If you hold your shares in street name, and you do not provide voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on Proposals 1, 3, or 4, but may still be permitted to vote your shares in its discretion on Proposal 2.
Participants in BD plans
Participants in the BD 401(k) Plan may instruct the 401(k) Plan trustee how to vote the shares of BD common stock allocated to their 401(k) Plan accounts. Shares for which no voting instructions have been received by the 401(k) Plan trustee will be voted in the same proportion as those shares for which timely instructions are received.
Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”), the 1996 Directors’ Deferral Plan (the “Directors’ Deferral Plan”), and the GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for the shares of BD common stock allocated to their plan accounts. The trustees of these plans will vote the plan shares for which they do not receive instructions from participants in the same proportion as the plan shares for which they do receive instructions.
Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.
Revocation of proxies or change of instructions
A proxy given by a shareholder of record may be revoked or changed at any time before it is voted by:

•	sending written notice of revocation to the Corporate Secretary of BD at the address set forth above or delivering such notice at the meeting prior to the voting of the proxy,

•	delivering a proxy (by one of the methods described above under the heading “How to vote”) bearing a later date, or

•	voting in person by written ballot at the meeting.
Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above under the heading “How to vote.”
If you are the beneficial owner of shares held in “street name”, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to vote.”

Other matters
The Board is not aware of any matters to be presented at the 2019 Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy card will vote on such matters in accordance with their best judgment.
OWNERSHIP OF BD COMMON STOCK
Securities owned by certain beneficial owners
The following table sets forth as of September 30, 2018, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock, the only class of BD capital stock with voting rights. This information is based on filings made by such persons with the Securities and Exchange Commission (“SEC”). In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and address of beneficial owner	Title of Security	Amount and nature of beneficial ownership	Percent of class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Common Stock	37,315,520 (1)	13.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	21,666,262 (2)	8.1%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	20,388,809 (3)	7.6%
FMR, LLC 245 Summer Street Boston, MA 02210	Common Stock	17,788,823 (4)	6.6%
_____________________________________________

(1)
The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 11,543,415 shares. Includes approximately 3,630,786 shares underlying depositary shares that are convertible into common stock at the option of the holder.

(2)
The beneficial owner has sole dispositive power with respect to 21,258,761 shares and shared dispositive power with respect to 407,501 shares, and has sole voting power with respect to 333,524 shares and shared voting power with respect to 102,111 shares.

(3)
The beneficial owner has sole dispositive power with respect to these shares, and sole voting power with respect to 16,557,755 shares. Includes approximately 1,359,749 shares underlying depositary shares that are convertible into common stock at the option of the holder.

(4)
The beneficial owner has shared dispositive power with respect to these shares and sole voting power with respect to 1,776,770 shares. Includes approximately 329,392 shares underlying depositary shares that are convertible into common stock at the option of the holder.

Securities owned by directors and management
The following table sets forth as of December 1, 2018 information concerning the beneficial ownership of BD common stock by (i) each director and nominee, (ii) the executive officers named in the Summary Compensation Table on page 37, and (iii) all directors and executive officers as a group. Each person has the sole power to vote and dispose of the shares he or she beneficially owns.
BD has a policy that prohibits directors, officers and employees from pledging BD shares or engaging in transactions that are intended to hedge against the economic risk of owning BD shares. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.
BD COMMON STOCK

Name	Amount and nature of beneficial ownership(1)	Percentage of class
Catherine M. Burzik	8,751	*
R. Andrew Eckert	2,538	*
Vincent A. Forlenza	1,457,368	*
Claire M. Fraser	21,844	*
Jeffrey W. Henderson	399	*
Christopher Jones	20,918	*
Patrick K. Kaltenbach	0	*
Samrat S. Khichi	69,852	*
Marshall O. Larsen	23,677	*
Gary A. Mecklenburg	32,754	*
David F. Melcher	5,245	*
Willard J. Overlock, Jr.	48,574	*
Thomas E. Polen	54,491	*
Claire Pomeroy	6,297	*
Christopher R. Reidy	152,557	*
Rebecca W. Rimel	10,054	*
Timothy M. Ring	96,168	*
Bertram L. Scott	41,638	*
Directors and executive officers as a group (24 persons)	2,330,023	*
_______________________________________

*	Represents less than 1% of the outstanding BD common stock.

(1)
Includes (a) shares held directly, (b) with respect to executive officers, indirect interests in BD common stock held under the BD 401(k) Plan, GSIP and the Restoration Plan, and (c) with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on page 5. Includes shares under outstanding equity compensation awards that executive officers may acquire within 60 days, as follows: Mr. Forlenza, 1,280,062 shares; Mr. Khichi, 57,603 shares; Mr. Polen, 47,389 shares; and Mr. Reidy, 135,231 shares. Also includes, with respect to each non-management director, shares issuable under restricted stock units as follows: Ms. Burzik, 4,896 shares; Mr. Eckert, 950 shares; Dr. Fraser, 17,893 shares; Mr. Henderson, 384 shares; Mr. Jones, 10,688 shares; Mr. Larsen, 15,969 shares; Mr. Mecklenburg, 21,743 shares; Mr. Melcher, 2,228 shares; Mr. Overlock, 24,873 shares; Dr. Pomeroy, 2,346 shares; Ms. Rimel, 6,151 shares; Mr. Ring, 1,006 and Mr. Scott, 23,280 shares. The above table does not reflect the grant of restricted stock units that the persons elected as director at the 2019 Annual Meeting will receive, as the amount of these grants cannot be determined at this time. See “Non-management directors’ compensation—Equity award” on page 12.

Equity compensation plan information
The following table provides certain information as of September 30, 2018 regarding BD’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,975,472	(2)	$124.92	6,605,692	(3)
Equity compensation plans not approved by security holders	1,594,036	(4)	N/A	0	(5)

Total	13,569,508		$124.92	6,605,692
______________________________________________

(1)
Shares issuable pursuant to outstanding performance-based restricted stock units and time-vested restricted stock units under BD's 2004 Employee and Director Equity-Based Compensation Plan (the "2004 Plan") and BD’s Stock Award Plan, as well as shares issuable under the Directors’ Deferral Plan, the Restoration Plan and the GSIP, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)
Shares issuable includes (i) 165,832 stock options and 7,986,072 SARs granted under the 2004 Plan, (ii) 1,032,340 performance-based restricted stock units (assuming maximum payout) and 2,765,448 time-vested units granted under the 2004 Plan, and (iii) 25,780 shares issuable under restricted stock unit awards granted under the Stock Award Plan. The weighted average remaining term of the outstanding options and SARs is 5.80 years.

(3)	Represents shares available for issuance under the 2004 Plan and includes 2,091,792 shares available for full-value awards, assuming maximum payout of outstanding Performance Units.

(4)	Includes 135,367 shares issuable under the Directors’ Deferral Plan, 338,269 shares issuable under the Restoration Plan, and 1,120,400 shares issuable under the GSIP.

(5)
Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

Directors’ Deferral Plan. The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. Directors may also defer receipt of the shares underlying their restricted stock unit awards. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may also elect to have amounts held in a cash account converted into a BD common stock account. Amounts credited to the BD stock fund are paid out in BD shares at the time of distribution. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan.
Restoration Plan. Information regarding the deferral features of the Restoration Plan can be found on page 45 of this proxy statement. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Amounts credited to the BD common stock accounts of the Restoration Plan are paid out in BD shares at the time of distribution. The Restoration Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan.
GSIP. BD maintains the GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a way to save on a regular and long-term basis and acquire a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Section 16(a) beneficial ownership reporting compliance
Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the New York Stock Exchange (“NYSE”). Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that, for the period from October 1, 2017 through September 30, 2018, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a), except that (i) a Form 4 relating to two transactions for Linda M. Tharby involving the Restoration Plan, (ii) a Form 4 for William A. Tozzi regarding the grant of an equity compensation award, and (iii) a Form 4 for Timothy M. Ring relating to the withholding of shares from an equity award for tax purposes were inadvertently filed late.
Proposal 1.    ELECTION OF DIRECTORS
Members of our Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected.
Each of the nominees is a current member of our Board, and BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.
Gary A. Mecklenburg and Willard J. Overlock, Jr., who have reached the mandatory retirement age under BD’s Corporate Governance Principles (the “Principles”), will retire as members of the Board effective at the conclusion of the 2019 Annual Meeting and are not standing for re-election.
BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoint, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight role with respect to BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.
NOMINEES FOR DIRECTOR

Catherine M. Burzik, 68, has been a director since 2013. From 2006 until the sale of the company in 2012, she served as President and Chief Executive Officer of Kinetic Concepts, Inc., a medical device company specializing in the fields of wound care and regenerative medicine. Prior thereto, she was President of Applied Biosystems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. Ms. Burzik also is a director of Haemonetics Corporation.
Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic, product development and leadership expertise, and extensive knowledge of the global healthcare field.

R. Andrew Eckert, 57, has been a director since 2016. Since April 2017, he has served as President and Chief Executive Officer of Acelity L.P. Inc., a global wound care company. From 2015 until the sale of the company in 2016, he served as the Chief Executive Officer of Valence Health, Inc., a healthcare information technology and services company. Prior thereto, Mr. Eckert served as Chief Executive Officer of TriZetto Corporation, a healthcare IT solutions firm, and Chief Executive Officer of CRC Health Group, a provider of specialized behavioral healthcare services. Mr. Eckert also is a director of Acelity L.P. Inc. and the Chairman of Varian Medical Systems.
Mr. Eckert is a leader in the growing field of healthcare information technology, with extensive experience as an executive officer of several healthcare companies. He has a deep knowledge of operations, strategic planning, product development and marketing, and has valuable corporate governance insight gained from having served as a director of several public companies.

Vincent A. Forlenza, 65, has been a director since 2011. He became BD’s Chairman in 2012 and was elected its Chief Executive Officer in 2011. He also served as BD’s President from 2009 to April 2017, and as its Chief Operating Officer from July 2010 to October 2011. He is a director of the Advanced Medical Technology Association (AdvaMed), an international medical technology trade organization, a director of the Quest Autism Foundation, and a member of the Board of Trustees of The Valley Health System. Mr. Forlenza also is a director of Moody’s Corporation.
Mr. Forlenza has been with BD for over 37 years in a number of different capacities, including strategic planning, business development, research and development and general management, and in overseas roles. Mr. Forlenza brings to the Board extensive business and industry experience, and provides the Board with a unique perspective on BD’s strategy and operations, particularly in the area of new product development.

Claire M. Fraser, Ph.D, 63, has been a director since 2006. Since 2007, she has been Director of the Institute for Genome Sciences and a Professor of Medicine at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to 2007, she served as President and Director of The Institute for Genomic Research, a not-for-profit center dedicated to deciphering and analyzing genomes. Dr. Fraser also serves on the Board of the American Association for the Advancement of Science, the Maryland Technology Development Corporation (TEDCO) and Ohana Biosciences Inc.
Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

Jeffrey W. Henderson, 54, has been a director since August 2018. He has been an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. He served as Chief Financial Officer of Cardinal Health Inc., a global healthcare services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including international positions. Mr. Henderson also is Non-Executive Chair of Qualcomm, Inc. and a director of FibroGen, Inc. and Halozyme Therapeutics, Inc.
Mr. Henderson is an experienced healthcare executive who brings to the Board a deep knowledge of the industry, along with strong financial, strategic and operational expertise and significant international experience.  Mr. Henderson also brings valuable corporate governance experience from his service as a director of other public companies.

Christopher Jones, 63, has been a director since 2010. Mr. Jones retired in 2001 as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), an international marketing firm. He is a member of the Board of Trustees of The Pew Charitable Trusts, and a member of the Board of Directors of the Albert and Mary Lasker Foundation. He also is a director of the Cello Group, Chairman of Palmer Hargreaves, and a member of the Health Advisory Board of The Johns Hopkins University Bloomberg School of Public Health.
Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 70, has been a director since 2007. Mr. Larsen retired in 2012 as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Air Lease Corporation, Lowe’s Companies, Inc. and United Technologies Corporation.
As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

David F. Melcher, 64, has been a director since BD’s acquisition of C.R. Bard, Inc. (“Bard”) in 2017, and had served as a Bard director since 2014. In December 2017, he retired as President and Chief Executive Officer of Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015.  From 2011 to 2015, Mr. Melcher was Chief Executive Officer, President and a member of the Board of Directors of Exelis Inc., a public diversified, global aerospace defense, information and technology services company.  Prior to 2008, Lieutenant General (Ret.) Melcher spent 32 years of distinguished service in the U.S. Army.  He also is a director of Cubic Corporation.
Mr. Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former chief executive officer of a public company. Mr. Melcher offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and IT.

Claire Pomeroy, 63, has been a director since 2014. Since 2013, she has served as the President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, Dr. Pomeroy served as Dean of the University of California, Davis (“UC Davis”) School of Medicine, and Chief Executive Officer of the UC Davis Health System. Dr. Pomeroy also is Chair of the Board of Directors of the Foundation for Biomedical Research and the Sierra Health Foundation, and Vice Chairman of the Board of Trustees of The New York Academy of Medicine. She is a member of the Board of Trustees of the New York Blood Center and the Morehouse School of Medicine.
Dr. Pomeroy is an expert in infectious diseases, with broad experience in the area of healthcare delivery, health system administration, higher education, medical research and public health. She brings to the Board important perspectives in the areas of patient care services, global health and health policy.

Rebecca W. Rimel, 67, has been a director since 2012. Since 1994, she has served as President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that works to improve public policy and inform the public. Ms. Rimel previously served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital and also as Head Nurse of its medical center emergency department. Ms. Rimel also is a director of BioTelemetry, Inc. and a director/trustee of various Deutsche mutual funds.
Ms. Rimel brings executive leadership and extensive experience in public policy and advocacy, particularly in the area of healthcare. She also offers the perspective of someone with a strong background in the healthcare field.

Timothy M. Ring, 61, has been a director since BD’s acquisition of Bard in 2017, at which time he was serving as Bard’s Chairman and Chief Executive Officer, a position he had held since 2003.  He also is a director of Quest Diagnostics Incorporated, and a co-founder of TEAMFund, Inc., an impact fund focused on delivering medical technology to sub-Saharan Africa and India.
With over 20 years of experience in various leadership positions at Bard, including as Chairman and Chief Executive Officer, Mr. Ring offers a unique perspective on the Bard business. As an experienced chief executive officer of a public company, Mr. Ring contributes expertise in many facets of business, including strategy, product development and international operations, and has extensive experience in the healthcare industry.

Bertram L. Scott, 67, has been a director since 2002. Mr. Scott is Senior Vice President of Population Health of Novant Health, an integrated network of physician practices, outpatient centers and hospitals. He previously served as President and Chief Executive Officer of Affinity Health Plan, and as President, U.S. Commercial of CIGNA Corporation. Prior thereto, Mr. Scott served as Executive Vice President of TIAA-CREF and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company. Mr. Scott also is a director of AXA Financial, Inc., Lowe’s Companies, Inc. and Tufts Health Plan.
Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS
The Board and Committees of the Board
BD is governed by the Board of Directors. The Board has established five operating committees (the “Committees”): the Audit Committee; the Compensation and Management Development Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); the Quality and Regulatory Committee (the “QRC Committee”); and the Science, Marketing, Innovation and Technology Committee (the “SMIT Committee”). These Committees meet regularly. The Board has also established an Executive Committee that meets only as needed.
The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2018 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800.
Committee membership and function
Set forth below are the members of each Committee and a summary description of each Committee’s areas of oversight. As stated earlier, Messrs. Mecklenburg and Overlock are retiring from the Board at the conclusion of the 2019 Annual Meeting.
AUDIT COMMITTEE

Members	Function
Bertram L. Scott—Chair R. Andrew Eckert Jeffrey W. Henderson David F. Melcher Willard J. Overlock, Jr. Rebecca W. Rimel
Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).
Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.
Reviews BD’s guidelines and policies relating to enterprise risk assessment and management.
Oversees BD’s ethics and enterprise compliance programs.
Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.
Functions as a qualified legal compliance committee, if necessary.

The Board has determined that the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE for audit committee members. The Board also has determined that each of Ms. Burzik and Messrs. Henderson, Melcher and Scott qualifies as an “audit committee financial expert” under the rules of the SEC.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Members	Function
Marshall O. Larsen—Chair Jeffrey W. Henderson Christopher Jones Gary A. Mecklenburg David F. Melcher Bertram L. Scott
Reviews BD’s compensation and benefits programs, recommends the compensation of BD’s Chief Executive Officer (“CEO”) to the independent members of the Board, and approves the compensation of BD’s other executive officers.
Approves all employment, severance and change in control agreements with our executive officers.
Serves as the granting and administrative committee for BD’s equity compensation plans, including grants to directors.
Oversees certain other BD benefit plans.
Reviews initiatives for identifying and developing leaders and candidates for senior leadership positions.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members. Each member also qualifies as an “outside director” under the applicable regulations under Section 162(m) of the Internal Revenue Code, and as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934.
Procedure for determining executive compensation
The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 37 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors and has the authority to take compensation actions with respect to BD’s other executive officers, as discussed below. The Compensation Committee may not delegate these responsibilities to another Committee, an individual director or members of management.
Role of management
The Compensation Committee’s meetings are typically attended by BD’s CEO and Chief Human Resources Officer and others who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Chief Human Resources Officer also work with the Compensation Committee chair in establishing meeting agendas.
The Compensation Committee meets in executive session with no members of management present when considering compensation decisions regarding our executive officers.
Role of the independent consultant
The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee is not aware of any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. No other consultant was used by the Compensation Committee with respect to the fiscal year 2018 compensation of BD’s executive officers.
During fiscal year 2018, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.
Pay Governance reviews all materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and attends Compensation Committee meetings. In its advisory role, Pay Governance assists the Compensation Committee in the design and implementation of BD’s compensation program. This includes assisting the Compensation Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets.
Pay Governance also provides market comparison data, which is one of the factors considered by the Compensation Committee in making compensation decisions, and makes recommendations to the Compensation Committee regarding the compensation of BD’s CEO. Pay Governance also conducts an annual review of the compensation practices of select peer companies. Based on this review, Pay Governance advises the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identifies any trends in executive compensation.
Setting compensation
At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. At the following Board meeting, the independent directors meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending his own compensation.
The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with the Chief Human Resources Officer, reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels for comparable positions at peer companies. All decisions regarding the compensation of BD’s other executive officers are made in executive session.
The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, which is discussed below.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members	Function
Gary A. Mecklenburg—Chair Catherine M. Burzik Claire M. Fraser Christopher Jones Marshall O. Larsen Claire Pomeroy
Identifies and recommends candidates for election to the Board.
Reviews the composition, structure and function of the Board and its Committees, as well as the compensation of non-management directors.
Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.
Oversees matters impacting BD’s image, reputation and corporate responsibility, which may include, without limitation, communications, community relations, public policy and government relations activities, and sustainability.

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE. Christopher Jones will become Chair of the Governance Committee following Mr. Mecklenburg's retirement from the Board at the conclusion of the 2019 Annual Meeting.
As stated above, the Governance Committee reviews the compensation of BD's non-management directors and makes recommendations to the Board regarding director compensation. The Governance Committee may not delegate these responsibilities to another Committee, an individual director or members of management. The Governance Committee has retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Governance Committee regarding the components and levels of non-management director compensation. The Governance Committee is not aware of any conflict of interest on the part of Pay Governance or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either recommending or determining non-management director compensation.
QUALITY AND REGULATORY COMPLIANCE COMMITTEE

Members	Function
Catherine M. Burzik—Chair Claire M. Fraser Christopher Jones Marshall O. Larsen Gary A. Mecklenburg Claire Pomeroy Timothy M. Ring
Oversees BD’s quality strategy and the systems and processes in place to monitor product quality and safety and compliance with regulatory requirements.
Reviews the results of any product quality and quality system assessments by BD and external regulators.
  Reviews any significant product quality, safety or regulatory issues that arise.

SCIENCE, MARKETING, INNOVATION AND TECHNOLOGY COMMITTEE

Members	Function
Claire M. Fraser—Chair Catherine M. Burzik R. Andrew Eckert Willard J. Overlock, Jr. Claire Pomeroy Rebecca W. Rimel Timothy M. Ring
Oversees BD’s major innovation activities and new product development and commercialization programs.
Reviews the alignment of BD’s research and development, medical and regulatory affairs, and strategic marketing activities to BD’s corporate strategy.
Reviews potentially disruptive trends in technology, medical practice or the external environment.

Board, Committee and annual meeting attendance
The Board and its Committees held the following number of meetings during fiscal year 2018:

Board	6
Audit Committee	9
Compensation Committee	5
Governance Committee	8
QRC Committee	3
SMIT Committee	4
The Executive Committee did not meet during fiscal year 2018. BD’s non-management directors met in executive session at each of the Board meetings held during fiscal year 2018.
During fiscal year 2018, all directors attended at least 75% of the total number of meetings of the Board and the Committees on which he or she served.
The Board has adopted a policy pursuant to which directors are expected to attend our annual shareholder meetings in the absence of a scheduling conflict or other valid reason. All of the then-serving directors attended BD’s 2018 Annual Meeting of Shareholders.
Non-management directors’ compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to the non-management directors (cash retainer and equity), approximately two-thirds is equity-based compensation. See “Corporate Governance—Other significant governance practices—Equity ownership by directors” on page 17. Mr. Forlenza does not receive compensation related to his service as a director.
Cash retainer
Each non-management director currently receives an annual cash retainer of $107,000 for services as a director. Directors do not receive meeting attendance fees.
Equity award
Each non-management director elected at an annual shareholders meeting is granted restricted stock units then valued at $209,000 (using the same methodology used to value awards made to our executive officers). Directors newly elected to the Board receive a restricted stock unit grant that is prorated from the effective date of their election to the next annual meeting of shareholders. The restricted stock units vest and are distributable at the following annual shareholders meeting, unless deferred at the election of the director.
Committee chair/Lead Director fees
Annual fees for service as a Committee chair and as Lead Director are set forth below. No fee is paid to the chair of the Executive Committee.

Audit Committee chair	$20,000
Compensation Committee chair	$15,000
Governance Committee chair	$15,000
QRC Committee chair	$15,000
SMIT Committee chair	$20,000
Lead Director	$40,000
Other arrangements
BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rules, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs of spousal travel were minimal. Directors are also reimbursed for attending director education courses. BD may also invite spouses of directors to Board-related business events, for which they are reimbursed their travel expenses. Directors are also eligible, on the same basis as BD associates, to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions made to qualifying nonprofit organizations. The aggregate limit per participant is $5,000 per calendar year.
The following table sets forth the compensation earned or received by BD’s non-management directors during fiscal year 2018.
Fiscal Year 2018 Non-Management Directors’ Compensation

Name	Fees earned or paid in cash($)(1)	Stock awards($)(2)	All other ($)(3)	Total($)
Catherine M. Burzik	113,662	220,862	5,000	339,524
R. Andrew Eckert	103,387	220,862	5,000	329,249
Claire M. Fraser	123,387	220,862	0	344,249
Jeffrey W. Henderson	23,733	95,743	0	119,476
Christopher Jones	103,387	220,862	5,000	329,249
Marshall O. Larsen	158,387	220,862	0	379,249
Gary A. Mecklenburg	118,387	220,862	5,000	344,249
David F. Melcher	80,016	234,776	0	314,792
Willard J. Overlock, Jr.	103,387	220,862	0	324,249
Claire Pomeroy	103,387	220,862	5,000	329,249
Rebecca W. Rimel	103,387	220,862	0	324,249
Timothy M. Ring	80,016	234,776	0	314,792
Bertram L. Scott	123,387	220,862	5,000	349,249
___________________________________________

(1)	Reflects (i) cash retainer; (ii) annual Committee chair fees for Ms. Burzik (prorated), Dr. Fraser and Messrs. Larsen, Mecklenburg and Scott; and (iii) Lead Director fee for Mr. Larsen.

(2)
The amounts shown in the “Stock awards” column reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors during the fiscal year. Since the average BD closing stock price for the 30 trading days prior to grant is used to value the award and determine the number of units granted, rather than the grant date stock price, the amounts reflected for the annual grant made following the 2018 Annual Meeting of Shareholders are higher than the $209,000 target award value. Amounts shown include for Messrs. Henderson, Melcher and Ring, the prorated grants made to them upon joining the Board. For a discussion of the assumptions made in arriving at the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Listed below are the aggregate outstanding restricted stock unit awards held by each non-management director at the end of fiscal year 2018. The amounts shown include restricted stock units granted prior to January 2015 that are not distributable until the director leaves the Board.

Name	Stock Awards Outstanding at September 30, 2018 (#)
Catherine M. Burzik	4,896
R. Andrew Eckert	950
Claire M. Fraser	17,893
Jeffrey W. Henderson	384
Christopher Jones	10,688
Marshall O. Larsen	15,969
Gary A. Mecklenburg	21,743
David F. Melcher	2,228
Willard J. Overlock, Jr.	24,873
Claire Pomeroy	2,346
Rebecca W. Rimel	6,151
Timothy M. Ring	1,006
Bertram L. Scott	23,280

(3)	Amounts shown represent matching gifts under BD’s Matching Gift Program.

Changes to non-management director compensation
During fiscal year 2018, the Governance Committee undertook a review of director compensation, with the assistance of Pay Governance. This review included an analysis of the director compensation practices of certain peer companies, including the forms of equity compensation used, the mix of cash and equity compensation, and total compensation. The peer group used in this analysis included the following companies: Abbott Laboratories; Agilent Technologies, Inc.; Allergan plc.; Baxter International Inc.; Boston Scientific Corporation; Danaher Corporation; Medtronic plc; Stryker Corporation; Thermo Fisher Scientific Inc.; and Zimmer Biomet Holdings, Inc.
Following this review, the Board approved a change to director compensation, effective at the conclusion of the 2019 Annual Meeting, pursuant to which all Committee chairs will be paid the same fee of $25,000 a year.
Directors’ Deferral Plan
Directors may defer receipt of all or part of their annual cash retainer and other cash fees under the Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock unit awards. A general description of the Directors’ Deferral Plan appears on page 5.
Communication with directors
Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•
by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.
All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.
CORPORATE GOVERNANCE
Corporate Governance Principles
BD’s commitment to good corporate governance is embodied in our Principles. The Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Principles on an ongoing basis in light of current practices. The Principles are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.
Board leadership structure
The Board’s goal is to achieve the best board leadership structure for effective oversight and management of BD’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.
At the present time, the Board believes that the most effective leadership structure for BD is for our CEO to also serve as Chairman. The Board believes this combined role allows one person to speak for and lead BD and the Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza’s over 37 years of experience at BD and knowledge of our complex businesses, along with his extensive industry expertise, also make him uniquely qualified to lead the Board on the most important issues facing BD.

At the same time, the Principles provide for the appointment of a Lead Director from among the independent directors whenever the Chairman is not independent. The Lead Director role allows the non-management directors to provide effective, independent Board leadership and oversight of management. Marshall O. Larsen has served as Lead Director since January 2015.
Under the Principles, the Lead Director:

•	presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and at such other times as the Board deems appropriate,

•	has the authority to call meetings of the independent directors,

•	approves Board meeting agendas and information provided to the Board,

•	approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,

•	coordinates the evaluation of the performance of the CEO by the non-management directors,

•
serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management members of the Board, and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.
The Board believes that having an independent Lead Director provides independent oversight of management, including risk oversight, while avoiding the risk of confusion regarding the Board’s oversight responsibilities and the day-to-day management of the business. As such, this structure provides independent Board leadership and engagement, while deriving the benefit of having the CEO also serve as Chairman.
Board’s oversight of risk
Role of the Board and Committees. BD’s management engages in a process referred to as enterprise risk management (“ERM”) to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board, is primarily responsible for overseeing BD’s ERM activities to determine whether the process is functioning effectively and is consistent with BD’s business strategy. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. On at least an annual basis, the significant risks identified through BD’s ERM activities and the related mitigation plans are reviewed with the full Board. Particular risks are often reviewed in-depth with the Audit Committee or the full Board at other meetings.
In addition, the full Board reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s business objectives. This is done through an annual strategy review process, and from time to time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.
The various Committees of the Board are also responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. The Audit Committee, among other things, oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s processes regarding compliance with laws generally, and its hedging activities and insurance coverages. The QRC Committee oversees matters relating to regulatory compliance and the quality and safety of BD’s products and services. The Compensation Committee oversees risks associated with BD’s compensation practices and programs, the SMIT Committee reviews risks relating to our innovation and product development and commercialization activities, and the Governance Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest. In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, BD’s Chief Financial Officer ("CFO"), Chief Human Resources Officer, Chief Medical Officer, General Counsel, and senior regulatory, IT, R&D and compliance officers.

Risk assessment of compensation programs. With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs and corporate governance generally that help to mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.

Director nomination process
Role of the Governance Committee
The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for its consideration. In making its recommendations, the Governance Committee assesses the overall composition of the Board, including diversity, skills, background, experience and prominence in areas of importance to BD. The Board seeks to achieve among its members a diversity of viewpoint, experience, knowledge, ethnicity and gender that fits the current and future needs of the Board.
It is the Governance Committee’s policy to consider referrals of prospective director nominees for the Board from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates, including, without limitation, women and minority candidates. The Governance Committee utilizes the same criteria for evaluating candidates, irrespective of their source.
When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

•	Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.
The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. To aid in this process, the Governance Committee solicits feedback on each incumbent director from all the other directors on the Board. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.
In August 2018, the Board elected Jeffrey W. Henderson to the Board. Mr. Henderson was identified by a third-party search firm. The role of the search firm is to assist the Governance Committee by identifying a pool of potential director candidates based on the specifications provided by the Governance Committee, and evaluating candidates recommended by other members of the Board or management. The firm reviews the potential candidates with the Governance Committee, performs outreach to candidates selected from the pool to assess interest and availability, conducts reference checks and arranges candidate interviews with members of the Governance Committee and our CEO and President. Prior to a candidate’s election, the candidate also meets with the other members of the Board. The search firm also provides a background check on the candidate before a final recommendation is made to the Board.

Shareholder recommendations
To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Proxy access nominations
BD has a “proxy access” by-law, which permits eligible shareholders to nominate candidates for the BD Board for inclusion in BD’s proxy statement and proxy card. Our proxy access by-law provides that a shareholder (or a group of up to 20 shareholders) owning 3% or more of BD’s outstanding common stock for at least three years can nominate up to two individuals or 20 percent of the Board, whichever is greater, for election at an annual shareholders meeting, if the shareholder(s) and the nominee(s) meet the relevant requirements in our By-Laws.
Other significant governance practices
Described below are some of the other significant corporate governance practices that have been instituted by the BD Board.
Annual election of directors
BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on the performance of the entire Board each year.
Voting for directors
Under our By-Laws, in uncontested elections (where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Any incumbent director who receives a greater number of votes “against” the director’s election than votes “for” is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This structure allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue, and enables the Board to avoid undesirable and disruptive governance consequences.
Board self-evaluation
The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance. As part of this process, each director completes an evaluation form addressing specific aspects of the Board, including the Board’s composition, the culture of the Board, committee structure, the Board’s relationship with management, Board meetings and the Board’s oversight of strategy, risk and other aspects of BD’s business. A complete list of the areas covered by the Board evaluation is available on BD’s website at www.bd.com/investors/corporate_governance. The collective responses are then reviewed by the Governance Committee and presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. In recent years, Board self-evaluations have led to, among other things, changes designed to improve the efficiency of our Board meetings, and to enhance our director continuing education program and our onboarding process for new directors. Additionally, each Committee conducts an annual self-evaluation of its performance through a similar process.
Equity ownership by directors
The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of restricted stock units. The Board believes that this helps to further align the interests of the non-management directors with our shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of BD common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within three years of joining the Board. All of our non-management directors have achieved the required share ownership or are within the three-year grace period.

Shareholder engagement
Our relationship with our shareholders and their views about BD are important to us, and the Board recognizes the value of director engagement with BD’s major shareholders. To that end, the Board has established a process by which shareholders can request direct engagement with our non-management directors regarding executive compensation, corporate governance, board and CEO succession, risk management oversight and other matters within the purview of the Board. This process can be found on our website at www.bd.com/investors/corporate_governance/. The Board may also initiate direct communications with BD shareholders at any time, in its discretion.
Annual Report of Charitable Contributions
In furtherance of BD’s commitment to good governance and disclosure practices, the Principles require that BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more in any fiscal year (not including contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more to organizations affiliated with any director or executive officer. The Contributions Report includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with this philosophy.
Enterprise compliance
Under the oversight of the Audit Committee, BD’s enterprise compliance function seeks to ensure that BD has policies and procedures designed to prevent and detect violations of the many laws, regulations and policies affecting our business, and that BD continuously encourages lawful and ethical conduct. BD’s enterprise compliance function supplements the various compliance and ethics functions that are also in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A committee comprised of members of senior management oversees these activities. Another key element of this program is training. This includes a global on-line compliance training program focused on BD’s Code of Conduct, as well as other courses covering various compliance topics such as antitrust, anti-bribery, conflicts of interest, financial integrity, industry marketing codes and information security.
Political contributions
We prohibit the use of BD corporate funds to support any candidate, political party, ballot measure or referendum campaign, unless an exception is approved by the CEO and the General Counsel. To date, no exceptions have been sought or approved. If an exception is approved, it may only be granted without regard to the personal political affiliations or views of any individual BD associate at any level across the organization.
As permitted under U.S. law, BD operates a political action committee. The BD PAC is a mechanism to enable eligible U.S. associates to voluntarily support candidates for elected office who share BD’s perspectives and approaches to public policy issues. BD provides administrative support to the PAC, as permitted under federal law.
In all cases, BD policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the company will not directly or indirectly reimburse any personal political contributions or expenses.
BD is a member of numerous trade associations that provide a venue for the medical technology sector to work together to advocate its position on issues that impact our industry. In the U.S., the major associations of which BD is a member include AdvaMed and AdvaMedDx, the Healthcare Institute of New Jersey and the California Life Sciences Association. We have informed our major U.S. trade associations that they are not permitted to use any BD fees to support any candidate, political party, ballot measure or referendum campaign, unless approved by BD’s CEO and General Counsel.

Director independence; Policy regarding related person transactions
Director independence
Under the NYSE rules and our Principles, a director is deemed not to be independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in Principle No. 7. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and directors and their immediate family members, or entities with which they have a relationship, which the Board, in its judgment, has deemed to be either material or immaterial for purposes of assessing a director’s independence. In the event that a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether such relationship is material.
The Board has determined that the following director nominees are independent under the NYSE rules and our Independence Guidelines: Catherine M. Burzik, R. Andrew Eckert, Claire M. Fraser, Jeffrey W. Henderson, Christopher Jones, Marshall O. Larsen, David F. Melcher, Claire Pomeroy, Rebecca W. Rimel, Timothy M. Ring, and Bertram L. Scott. The Board also determined that Gary A. Mecklenburg and Willard J. Overlock, Jr., each of whom is retiring from the Board at the conclusion of the 2019 Annual Meeting, are independent under the NYSE rules and our Independence Guidelines. Vincent A. Forlenza is an employee of BD and, therefore, is not independent under the NYSE rules and the Independence Guidelines.
In determining that each of these directors is independent, the Board reviewed BD’s transactions or other dealings with organizations with which a director may have a relationship, such as service by the director as an employee of the organization or as a member of its governing or advisory board. Based on its review, the Board determined that, in each instance, the nature of the relationship, the degree of the director’s involvement with the organization and the amount involved was such that it would not constitute a material relationship or otherwise impair the director’s independence. The types of transactions with director-affiliated organizations considered by the Board consisted of the purchase or sale of products and/or services (in the cases of directors Burzik, Fraser, Jones, Larsen, Mecklenburg, Overlock, Pomeroy and Scott), the licensing of intellectual property rights (in the cases of directors Fraser and Jones), an equity investment (in the case of Mr. Ring) and charitable contributions (in the case of Mr. Jones).

Related person transactions
The Board has established a written policy (the “Policy”) requiring approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s common stock (excluding passive investors that own less than 20%) or their immediate family members has, or will have, a material interest. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes certain specified transactions, including certain charitable contributions and transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence.
The only transaction in 2018 that was subject to the Policy was BD's investment in TEAMFund, LP, a for-profit limited partnership (the “Partnership”) founded by Timothy Ring, a director, and his wife, Kathryn Gleason. The Partnership was formed for the sole purpose of identifying and funding the development of affordable and sustainable medical technologies that address priority unmet healthcare needs in underserved populations, with an initial focus on low-resource areas of India and Sub-Saharan Africa. BD's investment in the Partnership was $1 million, representing an approximate 5.5% limited partnership interest based on the amount raised by the Partnership to date. A subsidiary of a charity formed by Mr. Ring and Ms. Gleason serves as the general partner of the Partnership. Other investors include major medical device companies, and the charity has also invested as a limited partner. Mr. Ring and Ms. Gleason do not benefit financially from the Partnership since any return on the charity’s investment will inure solely to the benefit of the charity. Neither Mr. Ring nor Ms. Gleason are employees of or receive any compensation from the Partnership. In addition, a procedure has been established to address any potential conflicts that may arise between the investment activities of the Partnership and BD’s business. The Governance Committee approved the investment in the Partnership because (i) BD’s investment in the Partnership may provide BD management insight into emerging technologies that BD may have an interest in acquiring or otherwise commercializing, and (ii) the purpose of the Partnership of meeting unmet healthcare needs in underserved populations is consistent with BD’s mission of “advancing the world of health”.

During 2018, BD engaged a unit of Fidelity, which beneficially owns over 5% of BD’s common stock, to serve as the record keeper of certain BD plans, for which services BD paid approximately $800,000. This transaction was not required to be approved under the Policy because Fidelity is considered a passive investor in BD under the Policy.
Code of Conduct
BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including our CEO, CFO, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for the communicating and handling of any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters.
BD also maintains an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries are forwarded to BD’s Chief Ethics and Compliance Officer for investigation. The Audit Committee is informed of any matters reported to the Chief Ethics and Compliance Officer, whether through the Help Line or otherwise, involving accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.
In addition to the Help Line, BD’s ethics program provides for broad communication of BD’s Core Values, associate education regarding the Code of Conduct and its requirements, and ethics training sessions.
Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, CFO or principal accounting officer, will be posted at the website address set forth below.
The Code of Conduct is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

REPORT OF THE COMPENSATION
AND MANAGEMENT DEVELOPMENT COMMITTEE
The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, return on capital and other metrics. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation Committee has established the following compensation principles to meet this objective:

     •    Aligning the interests of executives and shareholders

◦
Through equity compensation and equity retention guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. Equity compensation represents the largest portion of our compensation structure in terms of target value.

     •    Linking rewards to performance

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We maintain a pay-for-performance philosophy based on actual performance against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.

     •    Delivering superior business and financial results

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Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.

     •    Offering a competitive compensation structure

◦
We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performing executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data provided and analyzed by the Compensation Committee’s independent consultant, Pay Governance.

     •    Maintaining a transparent compensation structure

◦
The Compensation Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Compensation Committee’s use of discretion in determining award payouts.

     •    Maintaining Compensation Committee independence

◦
The Compensation Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance, which, by Compensation Committee policy, is prohibited from performing any services for BD or its management without the Compensation Committee’s prior approval.

     •    Retaining prerogative to adjust programs

◦	The Compensation Committee retains the prerogative to change or modify BD’s compensation and benefit programs to reflect prevailing economic, market or company financial conditions.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in this proxy statement.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Marshall O. Larsen—Chair
Jeffrey W. Henderson
Christopher Jones
Gary A. Mecklenburg
David F. Melcher
Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses our executive compensation program and the compensation actions taken with respect to the persons named in the Summary Compensation Table (who we refer to as the “named executive officers”) on page 37. The named executive officers include: Vincent A. Forlenza, Chairman and Chief Executive Officer; Christopher R. Reidy, Executive Vice President, Chief Financial Officer and Chief Administrative Officer; Patrick K. Kaltenbach, Executive Vice President and President, Life Sciences Segment; Samrat S. Khichi, Executive Vice President and General Counsel; and Tomas E. Polen, President and Chief Operating Officer. Mr. Kaltenbach joined BD in May 2018. Mr. Khichi, the former general counsel of Bard, joined BD following our completion of the acquisition of Bard in December 2017.
All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted. In this section, when discussing our financial performance for the year and awards under our Performance Incentive Plan (the “PIP”), we refer to certain financial measures that do not conform to generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement contains reconciliations of these non-GAAP measures to the comparable GAAP financial measures.
Executive Summary
Compensation objectives
Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders.
Our compensation practices
The following is a summary of important aspects of our executive compensation program discussed later in this section.

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Balanced mix of pay components and incentives. We target a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation consisting of stock-settled stock appreciation rights (“SARs”), stock-settled performance-based units (“Performance Units”), and stock-settled time-vested units (“TVUs”).

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Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.

◦	Three-quarters of our CEO’s target compensation in 2018 was performance-based.

◦	We use performance metrics that are aligned with and support BD’s business strategy.

◦	While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk-taking by management.

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Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging BD shares or hedging against the economic risk of their ownership.

•	Limited perquisites and no employment agreements. We offer our named executive officers very limited perquisites, and none of them have employment agreements.

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Clawback policy. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from misconduct.

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Change in control arrangements. We have “double-trigger” change in control agreements with our named executive officers to provide continuity of management in the event of an actual or potential change in control of BD. We have adopted a policy of eliminating excise tax gross-ups from future change in control agreements. Equity compensation awards made after January 1, 2015 also have a double-trigger accelerated vesting provision.

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Use of independent consultant. The Compensation Committee uses an independent consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2018, per the policy of the Compensation Committee.

Last year’s say-on-pay vote
Approximately 94% of the shares voted at last year’s annual meeting were cast in support of BD’s advisory vote on named executive officer compensation. The Compensation Committee views the results of this vote as broad general shareholder support for our executive compensation program. Based on our say-on-pay vote and the Compensation Committee’s ongoing benchmarking of our compensation policies and practices, the Compensation Committee believes that our compensation program effectively aligns the interests of our named executive officers with those of our shareholders and the long-term goals of BD. Accordingly, the Compensation Committee did not make any significant changes to our program in 2018 as a result of last year’s say-on-pay vote.
Changes to our program in 2018
For 2018, the Compensation Committee revised the group of peer companies used to benchmark compensation practices to add two companies, Abbott Laboratories and Danaher Corporation, which are relatively larger than most of the other companies included in the peer group. This change was made to reflect the significantly increased size and complexity of BD’s business following our recent acquisitions of CareFusion Corporation (“CareFusion”) and Bard.
In addition, starting with Performance Unit grants made in 2018, the Compensation Committee changed the group of companies used to measure relative total shareholder return (“TSR”). Beginning with the 2018 grant, relative TSR performance will be measured by reference to those healthcare equipment and life sciences companies included in the S&P 500 Healthcare Index. This change increases the number of companies against which BD’s TSR is measured, compared to the custom peer group used for previous grants, which reduces the potential volatility in relative TSR performance that can arise when comparing BD’s performance to a smaller group of companies.
2018 operating performance and executive compensation decisions
Operating performance
2018 was another transformational year for BD, as we completed the acquisition of Bard, a leader in the fields of vascular, urology, oncology and surgical specialty products. The Bard acquisition uniquely positions BD to improve both the process of care and the treatment of disease for patients and healthcare providers. While the acquisition and integration of Bard required significant management attention throughout the year, BD still delivered strong financial and operational performance in 2018, the highlights of which are described below:

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Reported revenues increased 32.2% from the prior year, primarily due to the Bard acquisition. On a comparable, currency-neutral basis that includes the revenues of Bard in the current and prior year, our revenues grew 5.8%, which exceeded our expectations at the time we acquired Bard.

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While reported diluted earnings per share decreased about 87%, primarily as a result of expenses relating to the Bard transaction and other acquisitions, as well as additional tax expense resulting from U.S. tax reform, our adjusted diluted earnings per share grew 16.1%, or 12.3% on a currency-neutral basis, slightly above our expectations at the time of the Bard acquisition.

•	Substantial progress was made on the integration of Bard upon the completion of the acquisition, including creating a new "Interventional" segment and the recognition of cost synergies.

•	As part of our commitment to reduce our outstanding long-term debt, we retired $1.2 billion of debt since the completion of the Bard acquisition.

•
We continued to make strategic acquisitions and divestitures, including the acquisition of TVA Medical (a developer of minimally invasive vascular access solutions for patients with chronic kidney disease requiring hemodialysis), the divestiture of our remaining interest in the Vyaire joint venture (our former Respiratory Solutions business), and the agreement to divest our Advanced Bioprocessing business.

•	We achieved our target of $350 million in annualized cost synergies relating to the CareFusion transaction, well above our original estimate of $250 million at the time the acquisition was announced.

•	We continued to drive significant underlying operating margin expansion as a result of operating efficiencies, cost leverage, and cost synergy capture.

•
Important progress was made on transformational programs throughout BD, including the completion of Project TraCE (the previously announced change in the business model of our dispensing business), and changes to our organization and internal management systems to further align them with our business strategy, increase efficiency and build new capabilities. These changes included the implementation of a new global supply chain organization and process changes to enhance our product development capabilities.

•	Net cash from operations remained strong, at approximately $2.9 billion, and we increased our dividend for the 46th consecutive year.
Compensation decisions
Salary. Mr. Forlenza, our CEO, received a salary increase during the year from $1,165,000 to $1,200,000 to recognize his continued performance and to keep his salary competitive with the median of peer companies. Messrs. Reidy and Polen received salary increases that were in line with increases at BD generally.
PIP awards. For 2018, we met or exceeded target performance for all three PIP performance measures — adjusted earnings per share, revenue and free cash flow — resulting in available funding for PIP awards of 110% of target. The PIP award made to Mr. Forlenza was 110% of his target award, and awards ranged from 110% to 132% of target for our other named executive officers, as discussed below. We believe that the 2018 PIP awards appropriately reflect the respective contributions of our named executive officers to BD’s strong financial performance during the year, as well as to the completion of the acquisition and initial integration of Bard, the successful completion of the CareFusion integration, and progress made on important strategic initiatives at BD.
Equity compensation. Consistent with our past practice, equity compensation represented a significant component of total compensation in 2018. There were increases in total award values in 2018 over the prior year for the awards granted to Messrs. Forlenza, Reidy and Polen to recognize their performance and reflect prevailing market practices.
Objectives of Our Executive Compensation Program
The objectives of our executive compensation program include:

•	Aligning the interests of our executives with our shareholders through equity compensation and share retention guidelines.

•
Driving superior business and financial results by setting clear, measurable short- and long-term performance targets that support our business strategy and the creation of long-term shareholder value, while at the same time taking care to ensure that our executives are not incentivized to take inappropriate risks.

•	Maintaining a pay-for-performance philosophy by tying a significant portion of pay to performance against our performance targets.

•	Offering competitive compensation that helps attract and retain high-performing executives who are essential to executing our strategy and creating long-term value for our shareholders.

In administering the program, the Compensation Committee seeks to provide transparency to BD executives and associates and to our shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets and payout formulas, the benefits provided under the program, and the Compensation Committee’s use of discretion in determining award payouts.
How We Set Executive Compensation
The role of the Compensation Committee, its consultant and management
The Compensation Committee oversees the compensation program for our executive officers. The Compensation Committee recommends compensation actions regarding the CEO for approval by the independent members of the Board, and sets the compensation of the other named executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance, and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, is found on pages 10-11.
In order to maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform services for BD or BD management in 2018.
The use of market comparison data
The Compensation Committee considers a number of factors in structuring our program, determining pay components and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies are chosen by the Compensation Committee after considering the recommendations of Pay Governance and management prior to the beginning of the fiscal year. It is the Compensation Committee’s intent to select companies that have significant lines of business that are similar to BD’s, are of comparable size in revenue and market capitalization, and compete with BD for executive talent. The Compensation Committee reviews the composition of the Comparison Group at least annually.
The companies in the Comparison Group for 2018 are below. For 2018, the Compensation Committee added Abbott Laboratories and Danaher Corporation to the Comparison Group and removed PerkinElmer, Inc. These changes were made in light of the substantial increase in the size and complexity of BD’s business following the acquisitions of CareFusion and Bard.
Comparison Group

Abbott Laboratories Agilent Technologies, Inc. Allergan plc Baxter International Inc. Boston Scientific Corporation	Danaher Corporation Medtronic plc Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Biomet Holdings, Inc.
If the sample size from the Comparison Group is not large enough, data from a secondary peer group or, more broadly, general industry may be used. Companies in the secondary peer group vary each year, depending on survey participation, and are selected based on similarities of industry and company size. The Comparison Group data was used for each named executive officer for each component of our compensation program in 2018. In addition, general industry data was consulted in setting Mr. Polen’s pay.
Comparison Group Data

	Revenue for the twelve months ended September 30, 2018 (in millions) ($)	Market capitalization on September 30, 2018 (in millions) ($)
25th Percentile	9,875	44,201
Median	14,598	65,554
75th Percentile	22,143	92,745
BD	14,747	69,834
BD Percentile Rank	51%	59%

We attempt to set the compensation of the named executive officers at levels that are competitive with the compensation (salary, annual cash incentive and equity compensation) paid to persons holding the same or similar positions at the companies listed above, using available market comparison data regarding these companies as a guide. The Compensation Committee (and the independent directors, as a group, in the case of our CEO) generally seek to set the compensation of our named executive officers for each of these elements within a competitive range of the median of this group, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools used to determine executive compensation, and the Compensation Committee and the independent directors retain the flexibility to set target compensation at levels deemed appropriate for an individual or for a specific element of compensation. Based on the market data provided by Pay Governance, the Compensation Committee believes that the total target compensation set for the named executive officers in 2018 generally approximated median competitive levels.
Because each compensation element is reviewed individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at peer companies, we do not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.
The use of tally sheets
The Compensation Committee is from time-to-time provided a “tally sheet” report prepared by management for named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various scenarios, including retirement or following a change in control. The Compensation Committee uses these tally sheets to gain additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and their retentive value.

The Key Elements of Our Compensation Program
The key elements of our executive compensation program are summarized in the table below.

Component	Description		Purpose

Base salary	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	) ) ) )	Provide a fixed, baseline level of compensation.

PIP	Annual variable cash payment tied to performance during the fiscal year.	) ) ) ) )	Drive business performance on an annual basis. Reward individual contributions to BD’s performance.
Long-term equity compensation:

• SARs	Exercisable for shares based on difference between exercise price and BD stock price.	) ) ) ) ) ) ) ) ) ) ) ) )	Increase executive ownership to align interests with shareholders. Promote executive retention. Drive long-term, sustained business performance. Reward creation of shareholder value.
• Performance Units	Performance-based restricted stock units, with payout tied to BD’s performance over three-year performance period.
• TVUs	Restricted stock units that vest in three annual installments.
Our Emphasis on Pay-for-Performance
Performance-based compensation
The compensation of our named executive officers is weighted towards performance-based compensation, where the actual amount received varies based on company and individual performance. The chart below shows the performance-based and fixed portions of the 2018 compensation paid to Mr. Forlenza and the other named executive officers (excluding the cash retention and sign-on payments made to Messrs. Khichi and Kaltenbach upon joining BD).
2018 Total Compensation*

*	Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ from target amounts based on performance and BD’s stock price.

“Performance-based” compensation includes PIP awards, Performance Units and SARs, while “Fixed” compensation includes salary and TVUs. We consider SARs performance-based compensation because they require stock price appreciation to deliver value to an executive.

How our performance metrics support BD’s business strategy
BD remains focused on delivering sustainable growth and shareholder value, while making appropriate investments for the future. BD management operates the business consistent with the following core strategies:

•	Increasing revenue growth by focusing on our core products, services and solutions that deliver greater benefits to patients, healthcare workers and researchers;

•	Supplementing our internal growth through strategic acquisitions;

•	Investing in research and development for platform extensions and innovative new products;

•	Growing our operations in emerging markets;

•	Improving operating effectiveness and balance sheet productivity; and

•	Driving an efficient capital structure and strong shareholder returns.
The Compensation Committee believes it is important that our compensation program reinforce and reward behaviors that support these business objectives. In addition, the Compensation Committee believes executive compensation should be based in part on how BD’s performance compares to peer companies facing the same market conditions as BD. These considerations inform the Compensation Committee’s selection of the performance measures for BD’s performance-based compensation.

Performance Period and Metrics for
Performance-based Compensation

1 Year (PIP awards)	3 years (Performance Units)	10 years (SARs)

Adjusted EPS* Revenues* Free cash flow as a percentage of sales*	Average ROIC Relative TSR	Stock price appreciation

*	Adjusted by eliminating the effect of unbudgeted currency fluctuations.
PIP. We evaluate corporate performance under the PIP using the following metrics:

•
Adjusted EPS (weighted 40%). “Adjusted EPS” is our GAAP diluted earnings per share less acquisition-related purchase accounting adjustments and finance, integration, restructuring and transaction costs. We use Adjusted EPS because it is the primary basis on which BD sets performance expectations for the year and earnings is a widely-used measure of overall company performance. The use of Adjusted EPS is consistent with how we report our operating results to the financial community.

•
Revenue (weighted 40%). Revenue measures BD’s ability to innovate and compete in the global marketplace. This measure focuses management on achieving strong “top-line” growth, consistent with our business strategy.

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Free cash flow as a percentage of sales (weighted 20%). This metric recognizes the importance of the efficient use of cash to our ability to fund ongoing investments in our business, including product development, innovation and geographic expansion. “Free cash flow” means net cash from operations, less capital expenditures and capitalized software.

The Compensation Committee believes that, together, these three measures provide a balanced set of performance targets that focus on growth, profitability and operating efficiency.
When measuring actual performance against the targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to BD, compared to the rates we budgeted when the targets were set. We eliminate this impact of foreign currency translation so that only BD’s underlying performance is considered in determining PIP awards.

Equity compensation. Performance Units and SARs link executive compensation to BD’s performance against three-year performance goals and stock price appreciation, respectively. Two metrics are used to measure performance under the Performance Units, each weighted equally:

•
Average return on invested capital (“ROIC”). This metric measures profitability and how effectively company assets are being used. This metric requires our executives to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion.

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Relative TSR. This metric measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of healthcare equipment and life sciences companies included in the S&P 500 Healthcare index (the “TSR Group”). This measure compares BD’s performance, as reflected in our stock price over time, to peer companies facing similar business conditions and is directly tied to shareholder returns.

How performance goals are set
The Compensation Committee considers BD’s business plan and the environment in which BD is operating when setting performance targets for the PIP and Performance Units. The healthcare industry continues to face challenges, and the Compensation Committee seeks to reward what it deems to be superior performance by management in light of current industry conditions and growth trends. The Compensation Committee sets what it believes are reasonably achievable performance targets for BD at the time, in light of the BD operating plans reviewed by the Board, and structures payouts so that they are aligned with BD’s performance against those targets.
Our risk analysis of performance-based compensation
While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation practices with BD’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:

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Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to set PIP awards based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

•
Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of BD, and we have a policy prohibiting pledging BD shares or hedging against the economic risk of their ownership.

•
Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.

•
Use of Performance Units. A significant portion of executive equity compensation consists of Performance Units that have a three-year performance cycle. This focuses management on sustainable long-term performance. We also cap the payout of these awards at 200% of target.

•
Use of multiple performance metrics. We use a number of different performance metrics in our performance-based compensation, with no overlapping metrics among our different compensation components, so that undue weight is not given to any one metric.

PIP Awards
The PIP provides our executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.
Award targets
Target PIP awards for the named executive officers are expressed as a percentage of base salary earned during the year. The “Grants of Plan-Based Awards in Fiscal Year 2018” table on page 39 shows the range of possible awards under the PIP for 2018, based on certain assumptions.

The factors considered when setting actual PIP awards include BD’s overall performance against the pre-set performance targets and the resulting available funding (discussed below), the executive’s target award and the executive’s individual performance. Our CEO’s performance is measured against the individual goals for the year established by the independent directors. For our other named executive officers, performance is measured against the performance objectives set for the businesses, regions or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any particular individual performance objective a condition to receiving an award. Instead, the Compensation Committee and the independent directors use their business judgment to determine what it believes is an appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.
Funding for awards
Available funding for PIP awards is determined by a formula. For each measure, the Compensation Committee reviews how BD performed against the target goal set by the Compensation Committee in order to arrive at a performance factor for that measure.

•
For the revenue target, for every 1% of performance above target, funding with respect to that measure is increased 22.5% above target (up to a maximum of 190%), and for every 1% below target, funding decreases 12.5% below target (to a minimum of 50%).

•
For the Adjusted EPS and free cash flow targets, for every 1% of performance above target, funding with respect to that measure is increased 5% above target (up to a maximum of 150%), and for every 1% below target, funding decreases 2.5% below target (to a minimum of 75% for Adjusted EPS and 50% for free cash flow).

•
For revenues, performance below 96% of target results in no funding for the revenue measure, while performance below 90% of the Adjusted EPS target and 80% of the free cash flow target, respectively, results in no funding for those measures.

The performance factors for the three measures are then weighted to arrive at an overall funding factor. Actual awards, as a percentage of a named executive officer’s target, may be more or less than the overall funding factor. To determine the funding factor, revenues and Adjusted EPS are each weighted 40%, and the free cash flow metric is weighted 20%. The funding formula for the revenue target has a steeper incremental payout curve than for the other two measures. This is intended to better align the incentives under the PIP with our business strategy by increasing management focus on revenue growth and rewarding higher levels of revenue performance.
When comparing BD’s operating results to the performance targets, the Compensation Committee has the discretion to adjust BD’s results to account for unbudgeted acquisitions and divestitures during the year, and for other unbudgeted items that are not considered part of our ordinary operations. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. It also ensures that our executives are not unfairly penalized by or rewarded for these types of events.

Equity Compensation Awards
We use a mix of equity compensation vehicles to promote the objectives of our program.

•	SARs reward executives for the creation of shareholder value over the term of the award.

•	Performance Units measure BD’s performance over a three-year period and are intended to reward sustained long-term financial performance.

•
TVUs are the smallest portion of equity compensation and are used to reduce the volatility in amounts realized from equity compensation that can arise when purely performance-based equity compensation is used.

Because they are equity-based and subject to vesting, these awards also serve to align the interests of our executives with those of our shareholders and to promote executive retention.

Award values
The Compensation Committee determines the total grant date dollar value of the equity compensation to be paid to a named executive officer. SAR, Performance Unit and TVU awards are then made to the executive based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and TVUs the remaining 20%, consistent with prior years. The values given to equity compensation awards are only estimates and actual amounts realized from these awards may differ from these estimated values.
Performance Unit payout formula
The performance measures used for the Performance Units are average annual ROIC and relative TSR, each weighted 50%. A payout factor for each measure is calculated to determine a final share payout, which can range anywhere from zero to 200% of target.
ROIC. The payout factor for ROIC performance is determined by a scale, with threshold performance set at 5% below the ROIC target (resulting in a 50% payout factor), and maximum performance set at 5% above target (resulting in a 200% payout factor). Performance below the threshold level results in a zero payout factor for the ROIC measure.
Relative TSR. The payout factor for relative TSR performance is determined by the following table:

BD’s Percentile Rank	TSR Factor
≥85th	200%
75th	165%
50th	100%
25th	35%
Less than 25th	0
Relative TSR performance is measured by reference to those healthcare equipment and life sciences companies included in the S&P 500 Healthcare Index (approximately 20 companies). For 2018, this represents a change from prior years when a smaller, custom group of companies was used. This change was made to reduce the potential volatility in relative TSR performance that can arise when comparing BD’s performance to a smaller group of companies.
If BD has a negative TSR for the performance period, the relative TSR factor is capped at 100%, regardless of where BD’s TSR ranks within the TSR Group. The Compensation Committee believes that in this instance, BD’s executives should still be rewarded for superior relative TSR performance, but that it is appropriate that the payout be limited.
Similar to the PIP, the Compensation Committee has the discretion to adjust BD’s average ROIC performance for acquisitions, divestitures and other unbudgeted items not considered part of our ordinary operations.

2018 Compensation Actions
Below is a discussion of compensation actions taken in 2018 with respect to the named executive officers.
Salary adjustments
The base salaries of the named executive officers are reviewed each November, and any adjustments go into effect on January 1 of the following calendar year. Effective January 1, 2018, Mr. Forlenza’s base salary was increased from $1,165,000 to $1,200,000 in order to recognize his performance and keep his base salary competitive with the median of the Comparison Group. Messrs. Reidy and Polen received base salary increases that were in line with increases at BD generally. Messrs. Kaltenbach and Khichi joined BD during the year, and information on their starting base salary is discussed later in this section.
PIP awards
The threshold performance, target performance and maximum performance for each metric under the PIP for 2018, along with BD’s adjusted performance during the year, are set forth on the following table.

	Range of Performance					Percentage of Target Achieved (rounded)	Funding Factor (rounded)
Performance Metric	Threshold	Target	Maximum	Reported Performance	Adjusted Performance*
Adjusted EPS (40%)	$9.89	$10.99	$12.09	$0.60	$11.02	100.3%	40.8%
Revenues (40%) (in millions)	$15,233	$15,868	$16,503	$15,893	$16,037	101.1%	49.6%
Free cash flow as % of sales (20%)	12.8%	16.0%	17.6%	16.0%	16.0%	100%	20.0%
Total (Rounded)							110.0%

*	For information on how Adjusted Performance is calculated, see Appendix A.
The original EPS and revenue targets for 2018 were $10.70 and $12.817 billion, respectively. These targets were adjusted upwards following our acquisition of Bard to account for the expected contribution of the Bard business for the balance of 2018. As BD owned Bard for most of 2018, the Compensation Committee believed it appropriate to measure PIP performance based on the performance of the combined company rather than just on BD stand-alone results. Including Bard’s results also incentivized management to focus on the successful integration of the company. No change was made to the free cash flow metric, as it was not anticipated that the Bard acquisition would impact BD's performance with respect to that metric.
In reviewing BD’s 2018 performance, the Compensation Committee made adjustments for unbudgeted items, including acquisitions and certain other matters that occurred during the fiscal year. The Compensation Committee made these adjustments to eliminate items that are not considered part of BD’s ordinary operations, so that the PIP funding factor appropriately reflected BD’s underlying operating results. These adjustments are generally consistent with how we reported our operating results to the financial community. Adjustments were also made for the impact (favorable or unfavorable) of foreign currency fluctuations in excess of what was budgeted when the targets were set, again so that only BD’s underlying performance is considered in determining PIP awards. The reconciliations on Appendix A provide additional detail on the adjustments made by the Compensation Committee.
Based on BD’s results, the funding factor under the PIP was 110%. The following table shows the PIP awards granted to the named executive officers for 2018. These awards are also set forth in the Summary Compensation Table on page 37 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award ($)	Actual Incentive Award ($)
Vincent A. Forlenza	1,800,000	1,980,000
Christopher R. Reidy	746,104	902,785
Patrick K. Kaltenbach	178,082	205,685
Samrat S. Khichi	337,500	371,250
Thomas E. Polen	858,000	1,132,560

The PIP awards made to Messrs. Forlenza, Kaltenbach and Khichi were in-line or slightly above the PIP performance factor of 110%.
Mr. Reidy received an award of 121% of target in recognition of the role he played in helping BD achieve strong financial performance for the year. His award also recognizes Mr. Reidy’s efforts in fully realizing the cost synergies from the CareFusion integration, which exceeded our original estimates, and the progress made to date in recognizing synergies from the Bard integration. It also reflects the continued progress made during the year in functional transformation at BD, including our shared service centers and IT function, and Mr. Reidy’s significant role in reducing BD’s overall debt level and interest expense, the sale of our remaining interest in Vyaire, and the successful implementation of Project TraCE, the previously announced change in the business model of our dispensing business.
Mr. Polen received an award of 132% of target, reflecting his outstanding leadership and performance during the year. This included his role in driving revenue growth across all three of our business segments. In this regard, Mr. Polen also led our Medical Segment for most of the year, and the segment finished ahead of budget for the year. The award also reflects Mr. Polen’s key roles in strategy development, the integration of Bard (including the retention of key Bard executives), improvements in new product development and innovation processes across the company, and the successful completion of Project TraCE, as well as his leadership in overseeing a number of significant organizational changes throughout the year, including the appointment of new leaders in each of our three segments.
Equity compensation awards
The Compensation Committee made the equity compensation awards to the named executive officers shown in the Summary Compensation Table on Page 37 during 2018. There were increases in total award values in 2018 over the prior year for the awards granted to Messrs. Forlenza, Reidy and Polen to recognize their performance and reflect prevailing market practices. The Summary Compensation Table also reflects awards made to Messrs. Kaltenbach and Khichi upon their joining BD, which are discussed below.
The Performance Units granted to our named executive officers cover the 2018-2020 performance period, and originally had a target average ROIC of 18.4% (with threshold performance at 13.4% and maximum performance at 23.4%), along with the relative TSR performance metric discussed earlier. Because the Bard transaction significantly increased BD’s asset base, the Compensation Committee subsequently lowered the ROIC target for these Performance Units to 12.2% to better reflect the anticipated ROIC of the combined company over the performance period. Adjustments were also made to the ROIC target for the Performance Units covering the 2016-2018 and 2017-2019 performance periods.
Other Compensation Actions
Compensation of Mr. Kaltenbach. In connection with his joining BD as President of our Life Sciences segment, Mr. Kaltenbach’s base salary was set at $650,000. Mr. Kaltenbach received a sign-on equity award of approximately $2.8 million and a sign-on cash award of $2 million, and will also receive an equity award of at least $2.8 million on the first anniversary of his employment with BD. These grants and payments are intended to compensate Mr. Kaltenbach for the equity awards from his former employer that he forfeited when he joined BD. BD may also make up to two discretionary cash payments of up to $750,000 each to Mr. Kaltenbach to the extent his former employer reports results that would have resulted in above-target payouts of the performance-based equity awards Mr. Kaltenbach held with his former employer. These terms were the result of negotiations between BD and Mr. Kaltenbach in connection with his recruitment and were approved by the Compensation Committee, in consultation with its independent consultant, as a reasonable inducement for Mr. Kaltenbach to join BD.
Compensation of Mr. Khichi. Mr. Khichi joined BD from Bard in connection with the Bard acquisition. Upon joining BD, Mr. Khichi’s base salary was set at $600,000, and he received an equity award of approximately $1.75 million in accordance with the terms of the Bard acquisition agreement and his retention agreement with BD. In exchange for Mr. Khichi waiving his rights to certain payments under his change in control agreement with Bard, BD also agreed to make three cash payments of approximately $1.05 million each to Mr. Khichi, the first of which was made upon the closing of the Bard transaction. The remaining payments will be made on the first and second anniversaries of Mr. Khichi’s employment with BD. Upon a termination of Mr. Khichi's employment without "cause" or by Mr. Khichi with "good reason" (as defined in Mr. Khichi's agreement), or upon his death or disability, any remaining retention payments will be paid by BD.

Other Benefits Under Our Executive Compensation Program
Deferred compensation
Our Restoration Plan is an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. The Restoration Plan is offered as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred under the Restoration Plan, and earnings on these accounts are based on individual investment elections. BD provides matching contributions on cash amounts deferred under the Restoration Plan, subject to certain limits. A more complete description of the deferred compensation provisions of the Restoration Plan is on page 45.

Pension benefits
We offer pension benefits to our eligible U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our qualified Retirement Plan, we provide additional retirement benefits through our Restoration Plan. Together, the Retirement Plan and Restoration Plan are designed to provide a market-competitive level of income replacement for retirement-eligible participants and reduce associate turnover. We do not include the value of equity compensation in calculating pension benefits. A more complete description of these pension benefits begins on page 43.
Company transportation
Mr. Forlenza is encouraged to use BD aircraft for both personal and business travel in order to make more efficient use of his travel time, for personal security and to reduce business continuity risk. Mr. Forlenza has entered into a time-sharing arrangement under which he makes payments to BD for his personal use of BD aircraft. For 2018, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to his personal flights. Additional information on the time-sharing arrangement is set forth in the notes to the Summary Compensation Table on page 37.
Change in control agreements
We have entered into agreements with the named executive officers relating to their employment following a change in control. These agreements provide the executives with continued employment for a period of two years following a change in control of BD, and provide certain benefits to the executives in the event their employment is terminated without “cause” or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change in control agreements begins on page 47.
General purpose. Our change in control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. These change in control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change in control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and consistent with our objective of attracting and retaining highly qualified executives.
Triggering events. Our agreements contain a “double-trigger”—that is, there must be a change in control of BD and a termination of the executive’s employment (either without cause by BD or for good reason by the executive) in order for any payments to be made. We opted for a double trigger, rather than a “single-trigger” that provides for severance payments solely on the basis of a change in control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change in control.
Tax reimbursement payments. In certain instances, payments made to an executive upon termination may be subject to a 20% excise tax. Under the agreement with Mr. Forlenza, to offset the effect of this tax, we will reimburse him for any resulting excise tax. We provide for this payment because it allows him to recognize the full intended economic benefit of the agreement and eliminates unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. However, while we believe tax reimbursement provisions serve a valid purpose, in light of trends in executive compensation practices, it has been our policy since 2011 that any new change in control agreements that we enter into with executive officers will not contain these provisions. The agreements with the other named executive officers do not contain tax reimbursement provisions.

Other change in control provisions
The equity grants awarded in 2018 include a double-trigger vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.
Awards granted prior to January 1, 2015 immediately vest upon a change in control. Unlike the double-trigger discussed above, no termination of employment is required for the accelerated vesting of these awards. We originally provided for single-trigger vesting for awards because we believed it provided our associates with the same opportunity as our shareholders to realize the value created by the transaction, but moved to a double-trigger to align BD’s plan with what the Compensation Committee believes are best practices in this area.
Significant Policies and Other Information Regarding
Executive Compensation
Clawback policy
We have a policy that gives the Board the discretion to require a member of the BD Leadership Team (which includes the top senior leaders at BD, including the named executive officers) to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated.
The policy also gives the Board the authority to require members of the BD Leadership Team who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.
Share retention and ownership guidelines
To increase executive share ownership and promote a long-term perspective when managing our business, our named executive officers and certain other members of the BD Leadership Team are required to retain, in shares of BD stock, 75% of the net after-tax proceeds from any equity compensation awards granted to them after they become a member of the BD Leadership Team. They are subject to these requirements until they achieve and maintain the required ownership level. The required ownership levels are:

CEO; President	5 times salary
Other Executive Officers	3 times salary
Certain Other BD Leadership Team Members	1 times salary

What counts as ownership	What does not count as ownership
• Shares held directly	• Unvested SARs
• Shares held through 401(k) Plan, Restoration Plan and GSIP	• Unvested Performance Units
• TVUs
Messrs. Forlenza, Reidy and Khichi have holdings in excess of their ownership requirement. Messrs. Polen and Kaltenbach have not yet attained their required ownership levels. Mr. Polen was appointed President in April 2017 and Mr. Kaltenbach joined BD in May 2018.

Pledging and hedging policy
We have a policy that prohibits our directors and associates from pledging BD shares, or engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning BD shares.
Equity award policy
The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award in order to increase the value of an award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.
Tax considerations
Section 162(m) of the Internal Revenue Code precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which includes the CEO and our three other most highly-compensated executive officers, other than the CFO, for years prior to 2018). Prior to 2018 (and including tax years that began prior to January 1, 2018), this limitation did not apply to “performance-based” compensation. While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.
Under the recent U.S. tax reform, the exception to Section 162(m) for performance-based compensation has been repealed for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. In addition, the CFO will be included as a covered employee.   Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to BD’s performance. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.
This Compensation Discussion and Analysis section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2018.
Fiscal Year 2018 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Vincent A. Forlenza	2018	1,191,250	0	6,693,896	4,423,618	1,980,000	646,672	38,045	14,973,481
Chairman and	2017	1,153,750	0	5,641,827	3,794,598	1,800,000	631,381	37,284	13,058,840
Chief Executive Officer	2016	1,105,000	0	5,722,028	4,572,671	2,000,000	485,787	44,975	13,930,461
Christopher R. Reidy	2018	818,200	0	1,992,275	1,316,570	902,785	121,039	28,575	5,179,444
Executive Vice President,	2017	778,230	0	1,642,074	1,104,268	950,000	108,790	41,000	4,624,362
Chief Financial Officer and	2016	746,568	0	1,526,731	1,219,994	886,300	96,148	48,725	4,524,466
Chief Administrative Officer
Patrick K. Kaltenbach (5)	2018	216,667	2,000,000(6)	1,664,189	1,123,227	205,685	0	18,559	5,228,327
Executive Vice President,
and President, Life Sciences
Samrat S. Khichi (5)	2018	450,000	1,051,343(7)	1,047,147	692,864	371,250	94,841	20,175	3,844,719
Executive Vice President
and General Counsel
Thomas E. Polen	2018	849,750	0	2,231,614	1,474,555	1,132,560	102,975	37,675	5,829,129
President and	2017	761,417	0	1,492,748	1,003,887	875,000	83,660	36,000	4,252,712
Chief Operating Officer	2016	651,000	0	953,697	762,112	748,600	101,723	43,725	3,260,857

(1)
Stock Awards and SAR Awards. The amounts shown in the “Stock Awards” column (which includes Performance Units and TVUs) and “SAR Awards” column reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see Note 7 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

The amounts included in the “Stock Awards” column for the Performance Units awarded in 2018 reflect the grant date fair values of these awards at target payout, which we believe is the most probable outcome based on the applicable performance conditions. Below are the grant date fair values of these awards, assuming a maximum payout of 200% of target:

Name	Grant Date Fair Value at Target Payout ($)	Grant Date Fair Value at Maximum Payout ($)
Vincent A. Forlenza	4,488,813	8,977,626
Christopher R. Reidy	1,335,971	2,671,943
Patrick K. Kaltenbach	1,109,234	2,218,468
Samrat S. Khichi	701,930	1,403,861
Thomas E. Polen	1,496,440	2,992,880

(2)
Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s PIP. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.
Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under defined benefit pension plans (including our nonqualified Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executives are eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. Messrs. Kaltenbach and Khichi do not participate in BD's defined benefit pension plans, which were closed to new participants effective January 1, 2018. Amounts shown for Mr. Khichi relate to Bard plans in which Mr. Khichi participated as a Bard employee. Additional information regarding the pension benefits of our named executive officers begins on page 43.

Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, because no named executive officer earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 46.

(4)	All Other Compensation. Amounts shown for fiscal year 2018 include the following:

	Vincent A. Forlenza	Christopher R. Reidy	Patrick K. Kaltenbach	Samrat S. Khichi	Thomas E. Polen
Matching contributions under plans	36,675	28,575	9,750	9,625	36,675
Matching charitable gifts	—	—	—	10,550	1,000
Term life insurance	1,370	—	—	—	—
Relocation assistance	—	—	8,809	—	—
Total	38,045	28,575	18,559	20,175	37,675
The following is a description of these benefits:

•	Matching contributions under plans—The amounts shown reflect matching contributions earned pursuant to defined contribution plans.

•
Matching charitable gifts—The amounts shown are matching contributions made (or committed to be made) through matching gift programs, under which BD matches contributions made to qualifying non-profit organizations.

•
Term life insurance—BD provides incremental term life insurance benefits to Mr. Forlenza beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

•	Relocation Assistance—BD provided Mr. Kaltenbach with mortgage subsidy assistance of $8,239 and tax assistance of $570 in connection with his hire.
Corporate aircraft. Pursuant to a policy adopted by the Board of Directors, Mr. Forlenza is encouraged to use BD aircraft for personal and business travel. The value of his personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with his personal flights that are not reimbursed by him. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or after dropping off Mr. Forlenza at a destination on a personal flight, the cost of the empty flight is included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

Mr. Forlenza has entered into a time-sharing arrangement under which he makes time-share payments to BD for the personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Forlenza is responsible for the payment of any tax on any income imputed to him as a result of his personal use of corporate aircraft. For 2018, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to his personal flights. Accordingly, no value is shown for his personal flights in the Summary Compensation Table.

(5)	Compensation for fiscal years 2016 and 2017 are not shown for Messrs. Kaltenbach and Khichi because they were not named executive officers of BD in those fiscal years.

(6)	Represents amount paid pursuant to Mr. Kaltenbach's sign-on agreement.

(7)	Represents retention payment made to Mr. Khichi.

Information Regarding Plan Awards in Fiscal Year 2018
Set forth below is information regarding awards granted to the named executive officers in fiscal year 2018. The non-equity incentive plan awards were made under the PIP. The equity compensation awards were made under the 2004 Plan.
Grants of Plan-Based Awards in Fiscal Year 2018

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other SAR Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)(4)	Grant Date Fair Value of Stock and SAR Awards($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent A. Forlenza	PIP	N/A	1,080,000	1,800,000	3,600,000
	PU	11/26/17				7,525	17,707	35,414				4,488,813
	TVU	11/26/17							10,009			2,205,083
	SAR	11/26/17								95,957	226.28	4,423,618
Christopher R. Reidy	PIP	N/A	447,662	746,104	1,492,208
	PU	11/26/17				2,240	5,270	10,540				1,335,971
	TVU	11/26/17							2,979			656,303
	SAR	11/26/17								28,559	226.28	1,316,570
Patrick K. Kaltenbach	PIP	N/A	106,849	178,082	356,164
	PU	6/1/18				2,054	4,832	9,664				1,109,234
	TVU	6/1/18							2,533			554,955
	SAR	6/1/18								22,923	224.94	1,123,227
Samrat S. Khichi	PIP	N/A	202,500	337,500	675,000
	PU	1/2/18				1,223	2,877	5,754				701,930
	TVU	1/2/18							1,627			345,217
	SAR	1/2/18								15,591	217.84	692,864
Thomas E. Polen	PIP	N/A	514,800	858,000	1,716,000
	PU	11/26/17				2,509	5,903	11,806				1,496,440
	TVU	11/26/17							3,337			735,174
	SAR	11/26/17								31,986	226.28	1,474,555

(1)	Award Type:
PIP = Performance Incentive Plan
PU = Performance Unit
TVU = Time-Vested Unit
SAR = Stock Appreciation Right

(2)
The amounts shown represent the range of possible dollar payouts that a named executive officer could earn under the PIP for fiscal year 2018, based on certain assumptions. Actual payments to the named executive officers under the PIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 37. The amount in the “Threshold” column assumes BD achieved the minimum performance levels for each performance measure, resulting in available funding for awards at 60% of target, and that the named executive officer received a payment equal to 60% of his award target. The “Maximum” column reflects an award at 200% of target, the maximum award an individual may receive under the PIP.

(3)
The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance level for each performance measure under the award.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.

(5)
The amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Description of awards
PIP
The PIP provides an opportunity for eligible associates to receive annual cash incentive payments. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2018 appears in the Compensation Discussion and Analysis section of this proxy statement.
Equity compensation awards
Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets set for these awards over the three-year performance period covering fiscal years 2018-2020. A more detailed discussion of these performance targets appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
TVUs. TVUs are restricted stock units that represent the right to receive one share of BD common stock per unit upon vesting. TVUs vest in three annual installments, beginning one year from the grant date. TVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
SARs. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price. SARs are not transferable. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year from the grant date.
Change in control. Performance Units, TVUs and SARs listed in the above table fully vest in the event of a termination of employment following a change in control under certain circumstances. See “Accelerated vesting of equity compensation awards upon a change in control” on page 48.

Outstanding Equity Awards
The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2018.
Outstanding Equity Awards at 2018 Fiscal Year-End

Name	Grant Date	Number Securities Underlying Unexercised SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised SARs (#) Unexercisable (1)	SAR Exercise Price ($/Sh)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent A. Forlenza	11/24/2009	24,742	0	75.63	11/24/2019
	11/23/2010	85,372	0	76.64	11/23/2020
	11/22/2011	181,794	0	72.12	11/22/2021
	11/20/2012	202,758	0	76.18	11/20/2022
	11/26/2013	158,479	0	108.89	11/26/2023
	11/25/2014	108,072	36,026	134.73	11/25/2024
	11/26/2015	82,568	82,570	150.12	11/26/2025
	11/26/2016	25,058	84,175	170.69	11/26/2026
	11/26/2017	0	95,957	226.28	11/26/2027
	Various					79,773	20,820,753	78,342	20,447,262
Christopher R. Reidy	11/26/2013	42,261	0	108.89	11/26/2023
	11/25/2014	27,342	9,117	134.73	11/25/2024
	11/26/2015	22,028	22,031	150.12	11/26/2025
	11/26/2016	8,165	24,496	170.69	11/26/2026
	11/26/2017	0	28,559	226.28	11/26/2027
	Various					13,862	3,617,982	23,034	6,011,874
Patrick K. Kaltenbach	6/1/2018	0	22,923	224.94	6/1/2028
	6/1/2018					2,533	661,113	9,664	2,522,304
Samrat S. Khichi	7/16/2014	14,093	0	95.03	7/16/2024
	12/10/2014	12,286	0	110.04	12/10/2024
	12/9/2015	14,822	0	121.49	12/9/2025
	12/14/2016	12,505	0	143.07	12/14/2026
	1/2/2018	0	15,591	217.84	1/2/2028
	1/2/2018					1,627	424,647	5,754	1,501,794
Thomas E. Polen	11/25/2014	11,718	3,907	134.73	11/25/2024
	11/26/2015	13,760	13,763	150.12	11/26/2025
	11/26/2016	7,423	22,269	170.69	11/26/2026
	11/26/2017	0	31,986	226.28	11/26/2027
	Various					10,767	2,810,187	23,164	6,045,804

(1)
SARs become exercisable in four equal annual installments, beginning one year following the date of grant. The SARs listed for Mr. Khichi and granted prior to 2018 represent Bard stock options that converted into BD SARs and become fully vested upon the completion of the Bard acquisition in December 2017.

Set forth below is the value of the exercisable SARs held by named executive officers at the end of fiscal year 2018. The value represents the difference between $261.00, the closing price of BD common stock on September 30, 2018, and the exercise price of each exercisable SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers upon exercise.

Name	Value of Vested SARs ($)
Vincent A. Forlenza	141,307,211
Christopher R. Reidy	13,060,641
Patrick K. Kaltenbach	0
Samrat S. Khichi	7,736,242
Thomas E. Polen	3,675,712

(2)
The amounts shown include grants of restricted stock unit awards that are not performance-based. These include, for Messrs. Forlenza, Reidy and Polen, TVUs granted on November 26, 2015, November 26, 2016 and November 26, 2017; for Mr. Kaltenbach, TVUs granted on June 1 2018; and for Mr. Khichi, TVUs granted on January 2, 2018, all of which vest in three annual installments beginning one year after grant. The amount shown for Mr. Forlenza also includes awards that vest at, or one year following, retirement. Also included in this column for Messrs. Forlenza, Reidy and Polen are shares payable under Performance Units granted on November 26, 2015, which cover the fiscal year 2016-2018 performance period and vested on November 26, 2018.

(3)
Market value has been calculated by multiplying the number of unvested units by $261.00, the closing price of BD common stock on September 30, 2018. These values may not reflect the value ultimately realized by the named executive officers.

(4)
The amounts shown represent the Performance Unit awards listed below at maximum payout. The actual number of shares issued under these awards will be based on BD’s performance over the applicable performance period.

For Mr. Forlenza:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2016	42,928	Fiscal years 2017-2019	11/26/2019
11/26/2017	35,414	Fiscal years 2018-2020	11/26/2020

For Mr. Reidy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2016	12,494	Fiscal years 2017-2019	11/26/2019
11/26/2017	10,540	Fiscal years 2018-2020	11/26/2020

For Mr. Kaltenbach:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
6/1/2018	9,664	Fiscal years 2018-2020	6/1/2021

For Mr. Khichi:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
1/2/2018	5,754	Fiscal years 2018-2020	1/2/2021

For Mr. Polen:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2016	11,358	Fiscal years 2017-2019	11/26/2019
11/26/2017	11,806	Fiscal years 2018-2020	11/26/2020

SAR Exercises and Vesting of Stock Units
The following table contains information relating to the exercise of SARs, and the vesting of TVUs and Performance Units, during fiscal year 2018.
SAR Exercises and Stock Vested in Fiscal Year 2018

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Vincent A. Forlenza	0	0	55,125	12,473,685
Christopher R. Reidy	0	0	14,152	3,004,772
Patrick K. Kaltenbach	0	0	0	0
Samrat S. Khichi	0	0	0	0
Thomas E. Polen	2,775	327,561	6,823	1,543,908

(1)	Represents the difference between the exercise price and the BD common stock price at exercise. Mr. Polen’s exercise of 2,775 SARs resulted in the acquisition of 1,443 shares.

(2)
Shows the shares acquired under TVUs, and under Performance Units covering the fiscal year 2015-2017 performance period, that vested in fiscal year 2018. Mr. Reidy elected to defer 873 shares from his vested TVU.

(3)	Based on the closing price of BD stock on the vesting date.

Other Compensation
Retirement Benefits
General
BD’s Retirement Plan is a non-contributory defined benefit plan. The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations.
The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on a prescribed rate.
Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.
Prior to January 1, 2018, the Retirement Plan was generally available to all active full-time and part-time U.S. BD associates. Effective January 1, 2018, the Retirement Plan was frozen, and persons hired or rehired by BD on or after that date (including Messrs. Kaltenbach and Khichi) do not accrue pension benefits under the plan.
As an employee of Bard, Mr. Khichi participated in the Bard Supplemental Insurance/Retirement Plan (the "SIRP"), which provided a supplemental retirement benefit based on a participant's compensation and age, and in the Bard Defined Contribution Excess Plan (the "DCEP"), pursuant to which Bard made annual retirement contributions to participants based on length of service. Upon the completion of the Bard acquisition, Mr. Khichi's benefit accruals under these plans vested and were frozen, and he earns interest on his accrued benefits.

Estimated benefits
The following table shows the actuarial present value on September 30, 2018 (assuming payment as a lump sum) of accumulated retirement benefits payable under the listed plans as of the first date on which the named executive officer is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of the benefits under our Retirement Plan and Restoration Plan, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2018. Amounts shown are not subject to any further deduction for Social Security benefits or other offsets.
PENSION BENEFITS AT 2018 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Vincent A. Forlenza	Retirement Plan	38	1,854,661
	Restoration Plan	38	10,199,047
Christopher R. Reidy	Retirement Plan	6	100,272
	Restoration Plan	6	351,717
Samrat S. Khichi	Bard SIRP	N/A	3,992,764
	Bard DCEP	N/A	59,671
Thomas E. Polen	Retirement Plan	18	271,517
	Restoration Plan	18	339,149
Calculation of benefits
Final average pay provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula: (1% of average final covered compensation, plus 1.5% of average final excess compensation) multiplied by years and months of credited service.
For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit accrued, based on service and pay through December 31, 2012.

Cash balance provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%
In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.

Early retirement. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least 10 years of credited service. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.
Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date (age 65).
For participants who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion under the final average formula. The result that produces the higher benefit is payable.
Form of benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.
Deferred compensation
Cash deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by BD at any time.
Deferral of equity awards. The Restoration Plan also allows associates to defer receipt of up to 100% of the shares issuable under their Performance Units and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.
Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment. Participants may elect to receive distributions in installments or in a lump sum. Except in an unforeseen emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.
Matching contributions. BD provides matching contributions on cash amounts deferred under the Restoration Plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the Restoration Plan, subject to certain limits.
Unfunded liability. BD is not required to make any contributions to the Restoration Plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay the amounts due under the Restoration Plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on cash amounts deferred under the plan to substantially offset this liability.
The following table sets forth information regarding activity during fiscal year 2018 in the Restoration Plan accounts of Messrs. Forlenza, Reidy, Kaltenbach and Polen. Mr. Khichi did not participate in the Restoration Plan during 2018. The amounts shown for Mr. Khichi represent the fiscal year-end value of deferred Bard shares that converted into BD shares upon the completion of the Bard acquisition, and dividends paid to him on those shares.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2018

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)(3)
Vincent A. Forlenza	299,058	24,300	420,918	4,005,344
Christopher R. Reidy	233,891	16,200	79,692	698,719
Patrick K. Kaltenbach	148,125	9,750	1,363	149,488
Samrat S. Khichi	0	0	42,246	4,557,321
Thomas E. Polen	103,447	24,300	8,520	459,907

(1)
The following amounts are reported as compensation in the fiscal year 2018 “Salary” column of the Summary Compensation Table appearing on page 37: Mr. Forlenza - $119,058; Mr. Reidy - $36,349; Mr. Kaltenbach - $148,125; and Mr. Polen - $50,947. The remaining executive contributions for Messrs. Forlenza, Reidy and Polen relate to the deferral of fiscal year 2017 PIP awards that were payable in 2018, and, for Mr. Reidy, the deferral of TVUs that vested in 2018.

(2)
Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits that were earned by participants in 2018. These amounts are not credited to participant accounts until 2019.

(3)	Reflects amounts in which the named executive officer is vested. BD matching contributions fully vest after a participant has been at BD for four years.

Payments Upon Termination of Employment or Change In Control
Payments upon termination of employment
The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2018. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the time of actual termination.

Name	Termination Without “Cause” or for “Good Reason” Following a Change in Control($)(1)	Termination due to Retirement($)(2)	Termination Without Cause($)(3)	Termination due to Disability($)(4)	Termination due to Death($)(5)
Vincent A. Forlenza	78,522,186	61,810,706	64,632,918	61,066,073	63,466,073
Christopher R. Reidy	17,890,229	0	5,308,535	11,486,407	12,315,411
Patrick K. Kaltenbach	4,713,114	0	1,240,130	1,592,899	2,242,899
Samrat S. Khichi	6,289,638	0	3,368,208	3,367,281	3,967,281
Thomas E. Polen	17,604,257	0	4,451,607	9,092,847	9,950,847

(1)
Includes amounts payable under change in control employment agreements and the accelerated vesting of equity compensation awards, each of which is discussed below. Also includes: for Mr. Forlenza amounts distributable under BD’s pension plans, assuming payout as a lump sum; for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans; and for Mr. Khichi, the remaining retention payments payable by BD.

(2)
Includes amounts distributable under BD’s pension plans, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. Messrs. Reidy, Kaltenbach, Khichi and Polen were not eligible for retirement as of September 30, 2018.

(3)
Includes the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits (assuming 18 months’ severance, as BD does not have a specific severance policy with respect to its executive officers). Also includes: for Mr. Forlenza, amounts distributable under BD’s pension plans, assuming payout as a lump sum; and for Mr. Khichi, the remaining retention payments payable by BD.

(4)
Includes the accelerated vesting of equity compensation awards, and also includes, for Mr. Forlenza, amounts distributable under BD’s pension plans, assuming payout as a lump sum, and for Mr. Khichi, the remaining retention payments payable by BD.

(5)
Includes the accelerated vesting of equity compensation awards and life insurance benefits. Also includes, for Mr Forlenza, amounts distributable under BD’s pension plans, assuming payout as a lump sum, and for Mr. Khichi, the remaining retention payments payable by BD.

The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is shown on page 46, the value of Mr. Khichi's vested SIRP and DCEP benefits, which is shown on page 44, or the value of vested SARs held by the named executive officers as of September 30, 2018, which is shown on page 42.
Payments upon termination under change in control agreements
BD has entered into agreements with each of the named executive officers that provide for the continued employment of the executive for a period of two years following a change in control of BD. These agreements are designed to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. The following is a summary of the key terms of the agreements.
The agreement provides that BD will continue to employ the executive for two years following a change in control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP awards and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; or

•	shareholder approval of the liquidation or dissolution of BD.
The agreement also provides that, in the event the executive is terminated without “cause” or the executive terminates his employment for “good reason” during the two years following a change in control, the executive would receive:

•
a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) the executive’s target PIP award for the year in which the termination occurs (the greater of the two being referred to herein as the “Incentive Payment”);

•
a lump sum severance payment equal to three times, in the case of Messrs. Forlenza and Polen, and two times for the other named executive officers, the sum of the executive’s annual salary and his Incentive Payment;

•
a lump sum payment equal to the present value of the increased pension benefits the executive would have received had the executive remained employed for an additional three years, in the case of Mr. Forlenza, or two years for Mr. Reidy (the other named executive officers do not have this provision in their agreements);

•
continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years, in the case of Messrs. Forlenza and Polen, or two years for the other named executive officers; and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreement with Mr. Forlenza, if any payments or distributions made by BD to Mr. Forlenza as a result of a change in control would be subject to an excise tax imposed by the Internal Revenue Code, BD will make a tax reimbursement payment to him. As a result of this payment, Mr. Forlenza would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This provision applies to any payments or distributions resulting from the change in control, including the accelerated vesting of equity awards. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, the payments will be reduced to the extent necessary to avoid the excise tax.
The following table sets forth the estimated benefits the named executive officers would receive under his agreement in the event the executive was terminated without “cause” or terminated his employment for “good reason” following a change in control. The table assumes a termination date of September 30, 2018. These estimates are based on salary rates in effect as of September 30, 2018, and use the 2018 target PIP awards of the named executive officers as the Incentive Payment.

Name	Incentive Payment($)	Severance Payment($)	Additional Retirement Benefits($)	Health and Welfare Benefits($)	Outplacement Services($)	Total($)
Vincent A. Forlenza	1,800,000	9,000,000	630,000	45,000	100,000	11,575,000
Christopher R. Reidy	746,104	3,150,215	200,826	30,000	100,000	4,227,145
Patrick K. Kaltenbach	178,082	1,656,164	0	30,000	100,000	1,964,246
Samrat S. Khichi	337,500	1,875,000	0	26,000	100,000	2,338,500
Thomas E. Polen	858,000	5,148,000	0	45,000	100,000	6,151,000
Accelerated vesting of equity compensation awards upon a change in control
For awards granted prior to January 1, 2015, upon a change in control (as defined in our 2004 Plan), all unvested SARs become fully vested and exercisable, and all time-vested restricted stock units and Performance Units become fully vested and payable (with Performance Units being payable at their target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to the named executive officers. No termination of employment is required to trigger this acceleration.
Awards made after January 1, 2015 will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2004 Plan) within two years of the change in control.
Equity compensation upon termination of employment
Upon a named executive officer’s termination due to retirement:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer vest at, or on the first anniversary of, retirement; and

•
all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to involuntary termination without cause:

•	the named executive officer is entitled to exercise his SARs for three months following termination, but only to the extent they were vested at the time of termination;

•	all TVUs held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed and all other time-vested restricted stock units fully vest; and

•
all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to death or disability:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payment would be based on award targets.

CEO Pay Ratio
Under the rules of the SEC, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. For fiscal year 2018, the median annual total compensation of all our employees (other than Mr. Forlenza) was $44,118 and Mr. Forlenza’s annual total compensation (as reported in the Summary Compensation Table on page 37) was $14,973,481. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other worldwide employees was 339 to 1.
In accordance with SEC rules, we identified the median employee as of August 1, 2018 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for permanent hourly employees), and (B) target incentive compensation (including bonus or commission), and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Forlenza, whether employed on a full-time, part-time, or seasonal basis. For seasonal and non-permanent employees, we applied a reasonable estimate of hourly rate multiplied by their actual work schedule for the year. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Forlenza’s compensation for the Summary Compensation Table.
BD believes that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, BD’s ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies' businesses.

Proposal 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2019. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of BD’s independent registered public accounting firm (referred to herein as the “independent auditors”). Shareholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2019 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2018 and 2017.

	2018	2017
Audit Fees	$22,855,000	$14,327,000
“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.

Audit Related Fees	$195,000	$225,000
“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	$829,000	$1,317,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.

All Other Fees	$32,000	$2,000	“All Other Fees” includes various miscellaneous services.

Total	$23,911,000	$15,871,000
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is responsible for appointing BD’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the above table were approved pursuant to this policy.
Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.
Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to certain dollar limits. The Audit Committee has also delegated to the Chair of the Audit Committee, subject to certain dollar limits, the authority to approve additional non-audit services by the independent auditors that either are not covered by the pre-approved categories, or exceed the pre-approved dollar limits, provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.
The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.
The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as BD’s independent auditors is in the best interests of BD and its shareholders.
ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.
In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.
In addition, the Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Bertram L. Scott, Chair
R. Andrew Eckert
Jeffrey W. Henderson
David F. Melcher
Willard J. Overlock, Jr.
Rebecca W. Rimel

Proposal 3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis beginning on page 22 of this proxy statement describes BD’s executive compensation program and the compensation decisions made with respect to our CEO and the other individuals named in the Summary Compensation Table on page 37 (who we refer to as the “named executive officers”). Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board is asking shareholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and BD during the year.
For these reasons, the Board is asking shareholders to support this Proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers. The Board has adopted a policy of holding advisory votes to approve named executive officer compensation on an annual basis, and the next advisory vote will be held at our 2020 Annual Meeting of Shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4.	AMENDMENT TO BD’S RESTATED CERTIFICATE OF INCORPORATION
The Board of Directors is recommending approval of an amendment (the “Amendment”) to BD’s Restated Certificate of Incorporation (the “Restated Certificate”) that would provide for approval of certain corporate actions by the affirmative vote of a majority of the votes cast by holders of BD common stock, rather than the affirmative vote of two-thirds of the votes cast as currently required under the New Jersey corporation statute. To be approved, Proposal 4 requires the affirmative vote of at least two-thirds of the votes cast at the meeting.
The New Jersey corporation statute provides that, for companies incorporated in New Jersey prior to 1969 (which includes BD), certain corporate actions must be approved by the affirmative vote of two-thirds of the votes cast by shareholders entitled to vote thereon. These corporate actions include:

•	Amendments to the company’s certificate of incorporation;

•	A plan of merger or plan of consolidation to which the company is a party, to the extent shareholder approval of the merger is required under the statute;

•	A plan of exchange (that is, a plan by which the company’s shares are exchanged for shares of another company);

•	A sale of all or substantially all of the company’s assets; and

•	A dissolution of the company that was approved by the company’s board.
The New Jersey corporation statute also provides that a company incorporated prior to 1969 may amend its certificate of incorporation to provide for shareholder approval of any of the actions described above by the affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon. Pursuant to this authority, the Amendment being proposed would reduce the required vote needed for approval of each of the corporate actions listed above by holders of BD common stock from two-thirds of the votes cast to a majority of the votes cast. The Amendment would add a new Article XI to the Restated Certificate that would read as follows:

ARTICLE XI. Any matter for which a vote of holders of the Corporation’s Common Stock shall be required under Section 14A:9-2 (amendment of certificate of incorporation), Section 14A:10-3 (plan of merger or plan of consolidation), Section 14A:10-11 (disposition of all, or substantially all, assets), Section 14A:10-13 (share exchange), and Section 14A:12-4 (dissolution by action of the board and shareholders) of the New Jersey Business Corporation Act shall be approved by the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote thereon.
If the Amendment is adopted, all matters to be acted upon by holders of BD common stock under BD’s Restated Certificate and BD’s By-Laws, and under the New Jersey corporation statute, would be approved by a majority of the votes cast by the common shareholders entitled to vote thereon. The only exceptions to this under the New Jersey corporation statute would be (1) approval of a guarantee by BD that is not in furtherance of BD’s business interests, which requires approval by the affirmative vote of 100% of the votes cast, and (2) dissolution of BD by action of the shareholders without action of the BD Board, which requires the consent of all of the shareholders entitled to vote thereon.
The Board is putting forth this Proposal because it believes eliminating supermajority voting provisions to the extent possible is a best practice in corporate governance. If this Proposal is approved, it will be affected by the filing of a Certificate of Amendment to the Restated Certificate with the State of New Jersey promptly after the 2019 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR
2020 ANNUAL MEETING
Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for BD’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) pursuant to SEC Rule 14a-8 must be received by BD not later than August 15, 2019.
A shareholder’s notice of nomination of one or more director candidates to be included in BD’s proxy statement and proxy card pursuant to Article II. E of our By-Laws (a “proxy access director nomination”) must be received by BD no earlier than July 16, 2019 and not later than August 15, 2019.
Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a shareholder wishes to present for consideration at the 2020 Annual Meeting pursuant to Article II. D. of our By-Laws must be received by BD not earlier than September 24, 2019 and not later than October 24, 2019. Any proposal or director nomination submitted by a shareholder in connection with the 2020 Annual Meeting must satisfy the applicable information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/corporate_governance/. All proposals and nominations, and all supporting materials required by our By-Laws, must be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880. BD will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-Law and SEC requirements for submitting the proposal or nomination.

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Presented below are reconciliations of non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the comparable GAAP financial measure. All figures below are rounded, and totals may not add due to rounding.

2018 Comparable Currency-Neutral Revenue Growth
2018 Comparable Revenues

	A	B	C	D	E=A+B+C+D
	BD Reported	Bard Q1 (a)	Intercompany Adjustment (b)	Divestiture Adjustments (c)	Comparable 2018

Total Revenues	$15,983	$968	$(3)	$(18)	$16,930

2017 Comparable Revenues

	A	B	C	D	E=A+B+C+D
	BD Reported	Bard (a)	Intercompany Adjustment (b)	Divestiture Adjustments (c)	Comparable 2017

Total Revenues	$12,093	$3,702	$(14)	$(48)	$15,732
Comparable Growth

A	B	C	D=(A-B-C)/B
2018 Comparable Revenues	2017 Comparable Revenues	Foreign Exchange Impact	Currency-Neutral Growth

$16,930	$15,732	$279	5.8%
______________________

(a)
Amounts in 2018 represent revenues for the quarter ended December 31, 2017; amounts in 2017 represent revenues for the quarterly periods included in BD's fiscal year 2017. Amounts presented in alignment with BD's current-period segment, organizational unit and regional reporting structure. Also reflects the elimination of revenues from the Peripheral Intervention unit related to a royalty income stream, reported as revenues by Bard, which BD reports as non-operating income in the current-year period.

(b)
Represents the elimination of revenues from the Medication Delivery Solutions unit, which BD previously recognized from Bard as third-party revenues and that would be treated as intercompany revenues in the current-year period.

(c)	Represents adjustments for BD's divestiture of its soft tissue core needle biopsy product line and Bard's divestiture of its Aspira® product line.

2018 Adjusted Earnings Per Share

	Twelve Months Ended September 30,
	2018	2017	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$0.60	$4.60	$(4.00)	$0.32	$(4.32)	(87.0)%	(93.9)%
Purchase accounting adjustments ($1.733 billion and $491 million pre-tax, respectively) (1)	6.55	2.20		0.01
Restructuring costs ($344 million and $85 million pre-tax, respectively) (2)	1.30	0.38		0.01
Integration costs ($344 million and $237 million pre-tax, respectively) (2)	1.30	1.06		0.01
Transaction costs ($56 million and $39 million pre-tax, respectively) (3)	0.21	0.17		0
Financing impacts ($49 million and $131 million pre-tax, respectively) (4)	0.19	0.58		0
Hurricane recovery costs ($17 million pre-tax)	0.07	0		0
Losses on debt extinguishment ($16 million and $73 million pre-tax, respectively) (5)	0.06	0.33		0
Net impact of gain on sale of investment and asset impairments ($(151) million pre-tax) (6)	(0.57)	0		0.01
Lease contract modification-related charge ($748 million pre-tax) (7)	0	3.34		0
Litigation-related item ($(337) million pre-tax) (8)	0	(1.51)		0
Dilutive Impact (9)	0.30	0.54		0
Impact of tax reform and income tax benefit of special items ($265 million and $(495) million, respectively) (10)	1.00	(2.21)		(0.01)
Adjusted Diluted Earnings per Share	$11.01	$9.48	$1.53	$0.36	$1.17	16.1%	12.3%
________________________

(1)
Includes adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt. The amount in 2018 also included a fair value step-up adjustment of $478 million recorded relative to Bard's inventory on the acquisition date.

(2)	Represents restructuring and integration costs associated with the Bard and CareFusion acquisitions, as well as restructuring costs associated with other portfolio rationalization initiatives.

(3)	Represents transaction costs primarily associated with the Bard acquisition.

(4)	Represents financing impacts associated with the Bard acquisition.

(5)	Represents losses recognized upon the extinguishment of certain long-term senior notes.

(6)
Represents the net amount recognized in the period related to BD's sale of its non-controlling interest in Vyaire Medical, partially offset by $81 million of charges recorded to write down the carrying value of certain intangible and other assets in the Biosciences unit as well as $58 million of charges to write down the value of fixed assets primarily in the Diabetes Care unit.

(7)	Represents a non-cash charge resulting from a modification to our dispensing equipment lease contracts with customers (Project TraCE).

(8)	Represents the reversal of certain reserves related to an appellate court decision which, among other things, reversed an unfavorable antitrust judgment.

(9)
Represents the dilutive impact of BD shares issued in May 2017 in anticipation of the Bard acquisition and BD shares issued as consideration transferred to acquire Bard. The adjusted diluted average shares outstanding (in thousands) was 260,758.

(10)	Includes additional tax expense, net, of $640 million relating to new U.S. tax legislation.

Adjusted Performance Used Under the PIP
2018 Adjusted Revenues
(in millions)

Reported revenues	$15,983
Adjustment for favorable impact of acquisitions	(14)
Adjustment for unbudgeted unfavorable foreign currency translation	68
Adjusted currency-neutral revenues	$16,037

2018 Adjusted EPS

Adjusted diluted earnings per share (see previous reconciliation)	$11.01
Adjustment for unbudgeted favorable tax rate	(0.05)
Adjustment for unbudgeted unfavorable foreign currency translation	0.06
Adjusted currency-neutral EPS	$11.02

2018 Free Cash Flow as a Percentage of Sales
(in millions)

Reported net cash provided by operating activities	$2,865
Capital expenditures	(895)
Free cash flow (reported)	$1,970
Restructuring costs (pre-tax)	218
Integration costs charges (pre-tax)	344
Transaction costs (pre-tax)	56
Financing costs (pre-tax)	49
Hurricane recovery costs	17
Income tax benefit of adjustments	(184)
Bard transaction-related costs (1)	276
Adjustment for unbudgeted favorable foreign currency translation	(32)
Additional cash flow adjustments (2)	(153)
Adjusted free cash flow	$2,561
_________________

(1)    Includes litigation payments, benefit contributions and payments made to members of Bard board of directors.

(2)    Includes capital expenditure underspend compared to budget and working capital timing.

Free cash flow as a % of sales (reported) ($1,970/$15,983)	12%
Adjusted currency-neutral free cash flow as a % of sales ($2,561/$16,037)	16%

BD

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Catherine M. Burzik	☐	☐	☐	05 - Jeffrey W. Henderson	☐	☐	☐	09 - Claire Pomeroy	☐	☐	☐
02 - R. Andrew Eckert	☐	☐	☐	06 - Christopher Jones	☐	☐	☐	10 - Rebecca W. Rimel	☐	☐	☐
03 - Vincent A. Forlenza	☐	☐	☐	07 - Marshall O. Larsen	☐	☐	☐	11 - Timothy M. Ring	☐	☐	☐
04 - Claire M. Fraser	☐	☐	☐	08 - David F. Melcher	☐	☐	☐	12 - Bertram L. Scott	☐	☐	☐

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